UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☒	Definitive Proxy Statement

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QUALYS, INC.

(Name of Registrant as Specified In Its Charter)

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QUALYS, INC.

919 East Hillsdale Boulevard, 4th Floor

Foster City, California 94404

NOTICE OF VIRTUAL ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 11:00 a.m. Pacific Daylight Time on Wednesday, June 10, 2020

TO THE HOLDERS OF COMMON STOCK

OF QUALYS, INC.:

As part of our precautions regarding the coronavirus (COVID-19) and in compliance with current orders from applicable government entities to shelter in place, the Annual Meeting of Stockholders of Qualys, Inc., a Delaware corporation, will be held solely by means of remote communication on Wednesday, June 10, 2020, at 11:00 a.m. Pacific Daylight Time.

Stockholders may participate in the meeting only by logging in at:

www.virtualshareholdermeeting.com/QLYS2020

Stockholders will be able to listen to the meeting live, vote and submit questions. There will be no physical location for stockholders to attend the meeting.

The annual meeting will be held for the following purposes as more fully described in the accompanying proxy statement:

1.	To elect two Class II directors to serve until the 2023 annual meeting of stockholders or until their successors are duly elected and qualified;

2.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020;

3.	To approve, on an advisory and non-binding basis, the compensation of our named executive officers as described in this proxy statement; and

4.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The board of directors of Qualys, Inc. has fixed the close of business on April 13, 2020 as the record date for the meeting. Only stockholders of record of our common stock on April 13, 2020 are entitled to notice of and to vote at the meeting. Further information regarding voting rights and the matters to be voted upon is presented in our proxy statement.

On or about April 21, 2020, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our annual meeting and our annual report to stockholders. The Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of proxy materials by mail. This proxy statement and our 2019 annual report can be accessed directly at www.proxyvote.com. All you have to do is enter the control number located on the Notice or your proxy card.

YOUR VOTE IS IMPORTANT. Whether or not you plan to participate in the virtual annual meeting, we urge you to submit your vote via the Internet, telephone or mail in advance of the meeting. If you plan to participate in the virtual annual meeting, please see the instructions in the accompanying proxy statement.

We appreciate your continued support of Qualys, Inc.

By order of the Board of Directors,

/s/ Philippe F. Courtot

Philippe F. Courtot

Chairman and Chief Executive Officer

Foster City, California

April 21, 2020

QUALYS, INC.

919 East Hillsdale Boulevard, 4th Floor

Foster City, California 94404

PROXY STATEMENT

FOR 2020 VIRTUAL ANNUAL MEETING OF STOCKHOLDERS

to be held on Wednesday, June 10, 2020 at 11:00 a.m. Pacific Daylight Time

This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the virtual annual meeting of stockholders (the “Annual Meeting”) to be held on June 10, 2020, at 11:00 a.m. Pacific Daylight Time, and any postponements, adjournments or continuations thereof. The Annual Meeting will be held online at www.virtualshareholdermeeting.com/QLYS2020, where stockholders will be able to listen to the meeting live, vote and submit questions. There will be no physical location for stockholders to attend the meeting. On or about April 21, 2020, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our Annual Meeting and our annual report to stockholders.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully.

How can I participate in the Annual Meeting?

To participate in the Annual Meeting, visit www.virtualshareholdermeeting.com/QLYS2020 and enter your control number as indicated. You can find your control number on your Notice, proxy card (if you received a printed copy of the proxy materials) or the instructions that accompanied your proxy materials. You will be able to log into the virtual meeting platform beginning at 10:30 a.m. Pacific Daylight Time on June 10, 2020. The meeting will begin promptly at 11:00 a.m. Pacific Daylight Time on June 10, 2020. We encourage you to log in prior to the meeting start time to allow ample time for the check-in procedures and ensure that you can hear streaming audio.

The virtual meeting platform is supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting.

If you wish to submit a question during the meeting, log into the virtual meeting platform, type your question into the ‘‘Ask a Question’’ field, and click ‘‘Submit.’’ Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints. Questions regarding personal matters, including those related to employment, product or service issues, or suggestions for product innovations, should be addressed to the appropriate party on the qualys.com website; these questions are not pertinent to meeting matters and, therefore, will not be answered at the Annual Meeting.

If you encounter any difficulties accessing the meeting, please call the technical support number that will be posted on the virtual meeting platform’s log in page.

Why did I receive a notice regarding the availability of proxy materials on the Internet instead of a full set of proxy materials?

In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report to stockholders, primarily via the Internet. On or about April 21, 2020, we expect to mail to our stockholders the Notice, which contains instructions on how to access our proxy materials on the Internet, vote at the meeting, and request printed copies of the proxy materials and annual report. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings.

What matters am I voting on?

You will be voting on:

•	the election of two Class II directors to hold office until the 2023 annual meeting of stockholders or until their successors are duly elected and qualified;

•	a proposal to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020;

•	a proposal to approve, on an advisory and non-binding basis, the compensation of our named executive officers as described in this proxy statement; and

•	any other business that may properly come before the meeting.

How does the board of directors recommend I vote on these proposals?

The board of directors recommends a vote:

•	FOR the nominees for election as Class II directors;

•	FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020; and

•	FOR the compensation of our named executive officers as described in this proxy statement.

Who is entitled to vote?

Holders of our common stock as of the close of business on April 13, 2020, the record date, may vote at the Annual Meeting. As of the record date, we had 39,009,000 shares of common stock outstanding. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of common stock held on the record date. We do not have cumulative voting rights for the election of directors. A list of stockholders entitled to vote at the Annual Meeting will be available for examination during the meeting at www.virtualshareholdermeeting.com/QLYS2020.

Stockholders of Record. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote live at the Annual Meeting.

Beneficial Owners. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, because a beneficial owner is not the stockholder of record, you may not vote your shares live at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.

How do I vote?

Stockholders of Record. If you are a stockholder of record, there are several ways for you to vote your shares:

•

Via the Internet. You may vote at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern time on June 9, 2020. You will need the control number included on your Notice or your proxy card (if you received a printed copy of the proxy materials);

•

By Telephone. You may vote using a touch-tone telephone by calling 1-800-690-6903, 24 hours a day, seven days a week, until 11:59 p.m. Eastern time on June 9, 2020. You will need the control number included on your Notice or your proxy card (if you received a printed copy of the proxy materials);

•

By Mail. If you received printed proxy materials, you may submit your vote by completing, signing and dating each proxy card received and returning it in the prepaid envelope. Sign your name exactly as it appears on the proxy card. Proxy cards submitted by mail must be received no later than June 9, 2020, to be voted at the Annual Meeting; or

•	During the Annual Meeting. Instructions on how to vote while participating in the Annual Meeting live via the Internet are posted at www.virtualshareholdermeeting.com/QLYS2020.

Beneficial Owners. If you are a beneficial owner, you should have received a Notice or voting instructions from the broker or other nominee holding your shares. You should follow the instructions in the Notice or voting instructions provided by your broker or nominee in order to instruct your broker or other nominee on how to vote your shares. The availability of telephone and Internet voting will depend on the voting process of the broker or nominee.

Can I change my vote?

Stockholders of Record. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by Internet or by telephone (only your latest Internet or telephone proxy received by 11:59 p.m. Eastern time on June 9, 2020, will be counted);

•	signing and returning a new proxy card with a later date;

•	delivering a written revocation to Qualys, Inc., Attention: Corporate Secretary, 919 East Hillsdale Blvd., 4th Floor, Foster City, California 94404, to be received no later than June 9, 2020; or

•	participating in the Annual Meeting live via the Internet and voting again.

Beneficial Owners. If you are a beneficial owner, you must contact the broker or other nominee holding your shares and follow their instructions for changing your vote or revoking your proxy.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. The persons named in the proxy have been designated as proxies by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instruction of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in the proxy statement are properly presented at the Annual

Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have properly revoked your proxy instructions, as described above.

What is a quorum?

A quorum is the minimum number of shares required to be present at the annual meeting for the meeting to be properly held under our bylaws and Delaware law. The presence, live or represented by proxy, of a majority of all issued and outstanding shares of common stock entitled to vote at the meeting will constitute a quorum at the meeting. A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by the proxy are not being voted (“stockholder withholding”) with respect to a particular matter. Similarly, a broker may not be permitted to vote stock (“broker non-vote”) held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock. See “How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?” The shares subject to a proxy that are not being voted on a particular matter because of either stockholder withholding or broker non-vote will count for purposes of determining the presence of a quorum. Abstentions are also counted in the determination of a quorum.

How many votes are needed for approval of each matter?

•

Proposal No. 1: The election of directors requires a plurality of the votes cast at the meeting, meaning that the individuals who receive the largest number of votes cast “for” their election are elected as directors. As a result, any shares not voted “for” a particular nominee (whether as a result of “withhold” votes or broker non-votes) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “for” or “withhold” on each of the nominees for election as a director.

•

Proposal No. 2: The ratification of the appointment of Grant Thornton LLP must receive the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote thereon to be approved. You may vote “for,” “against” or “abstain” on this proposal. Abstentions represent shares present and entitled to vote and thus, will have the same effect as votes “against” this proposal.

•

Proposal No. 3: The approval, on an advisory and non-binding basis, of the compensation of our named executive officers as described in this proxy statement must receive the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote thereon to be approved. You may vote “for,” “against” or “abstain” on this proposal. Abstentions represent shares present and entitled to vote and thus, will have the same effect as votes “against” this proposal. Broker non-votes will have no effect on the outcome of this proposal because they represent shares that are not entitled to vote on the matter.

How are proxies solicited for the Annual Meeting?

The board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending these proxy materials to you if a broker or other nominee holds your shares.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter—the proposal to ratify the appointment of Grant Thornton LLP. Your broker will not have discretion to vote on the election of directors or the proposal to approve executive compensation, absent direction from you.

Is my vote confidential?

Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Qualys, Inc. or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Form 8-K as soon as they become available.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, the proxy materials to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, the proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that Qualys only send a single copy, of the Notice and, if applicable, the proxy materials, stockholders may contact us as follows:

Qualys, Inc.

Attention: Investor Relations

919 East Hillsdale Boulevard, 4th Floor

Foster City, California 94404

(650) 801-6100

Stockholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2021 annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices not later than December 22, 2020. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Qualys, Inc.

Attention: Corporate Secretary

919 East Hillsdale Boulevard, 4th Floor

Foster City, California 94404

(650) 801-6100

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before the meeting by or at the direction of our board of directors, or (iii) properly brought before the meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our bylaws. To be timely for our 2021 annual meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:

•	not earlier than February 5, 2021; and

•	not later than the close of business on March 7, 2021.

In the event that we hold our 2021 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary date of the 2020 annual meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:

•	the 90th day prior to such annual meeting; or

•	the 10th day following the day on which public announcement of the date of such meeting is first made.

If a stockholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, we are not required to present the proposal for a vote at such meeting.

Nomination of Director Candidates

You may propose director candidates for consideration by our nominating and governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to the Corporate Secretary of Qualys, Inc. at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”

In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in our proxy statement.

Availability of Bylaws

A copy of our bylaws is available on our website at http://investor.qualys.com. You may also contact our Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our business affairs are managed under the direction of our board of directors, which is currently composed of six members. Five of our directors are “independent” under the Nasdaq Stock Market listing standards. Our board of directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.

Each director’s term continues until the election and qualification of his successor, or his earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

The following table sets forth the names, ages as of April 21, 2020, and certain other information for each of the nominees for election as a director and for each of the continuing members of the board of directors. Ms. Pfeiffer, who was appointed to the board by our other directors in August 2019, was initially suggested to the nominating and governance committee of the board for consideration as a potential director by our chief executive officer.

	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Nominees
General Peter Pace (1) (2)	II	74	Director	2009	2020	2023
Wendy M. Pfeiffer (3)	II	54	Director	2019	2020	2023

Continuing Directors
Sandra E. Bergeron (1) (2) (3)	I	61	Lead Independent Director	2006	2022	—
Philippe F. Courtot	III	75	Chairman and Chief Executive Officer	2000	2021	—
Jeffrey P. Hank (3)	III	60	Director	2010	2021	—
Kristi M. Rogers (2)	I	50	Director	2013	2022	—

(1)	Member of the compensation committee
(2)	Member of the nominating and governance committee
(3)	Member of the audit committee

Director Experience Matrix

The following graphic shows the number of our directors that have experience in the areas that our board of directors believes are important to have represented on the board.

Strategic Planning. For oversight of management’s development and implementation of strategic priorities.	Cybersecurity, Technology, and Information Security. For insight into key issues affecting our company.	Software Industry Experience. For experience with similar operational and financial models.

Audit/Financial Reporting. For oversight of our company’s audit function and preparation of financial statements.	Global Perspective. For insight into the many factors involved in overseeing management of our company’s global footprint.	Government, Public Policy, and Regulatory Affairs. For insight into the key role of regulatory issues and the government market in our sector.

Public Company Board Service and Corporate Governance. For knowledge of public company governance issues and policies to enhance our Board practices.	Risk Management. For oversight of risk management.	Human Capital Management and Succession Planning. For experience with managing and developing a rapidly growing employee base.

Nominees for Director

General Peter Pace has served as a director of our company since May 2009. From June 1967 until October 2007, Gen. Pace served in the United States Marine Corps, including as Chairman of the Joint Chiefs of Staff. Since October 2007, Gen. Pace has been a principal at Pace Ventures LLC. From February 2010 until its acquisition by Court Square Capital Partners and J. Eric Pike in December 2014, Gen. Pace served on the board of directors of Pike Electric Corporation. Since January 2011, Gen. Pace has served on the board of directors of AAR Corp. From November 2012 to February 2014, Gen. Pace served on the board of directors of LaserLock Technologies, Inc. From December 2012 until its acquisition by Oracle in June 2016, Gen. Pace served on the board of directors of Textura Corp. From January 2003 to January 2011, Gen. Pace served on the board of directors of Steve Myers and Associates Inc., and from June 2010 to June 2013, Gen. Pace served on the board of directors of Wi2Wi Inc. Gen. Pace also currently serves on the boards of directors of several private companies and previously served on the President’s Intelligence Advisory Board and Secretary of Defense’s Defense Policy Board. Gen. Pace holds a Bachelor of Science degree from the U.S. Naval Academy and a Master of Science degree in Business Administration from The George Washington University.

We believe that Gen. Pace possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience as a director of technology and defense companies and his leadership experience.

Wendy M. Pfeiffer has served as a director of our company since August 2019. Ms. Pfeiffer has served as the chief information officer of Nutanix, Inc., an enterprise cloud computing company, since January 2017. Previously, Ms. Pfeiffer served as the chief information officer and vice president IT, head of IT operations, of GoPro, Inc., a maker of video and photo capture devices, from July 2015 to

January 2017. Ms. Pfeiffer also served as senior director, IT shared services, of Robert Half International, a staffing and recruiting company, from February 2009 to June 2015. Ms. Pfeiffer holds a B.S. in business administration, financial accounting and technology, from the University of Phoenix.

We believe that Ms. Pfeiffer possesses specific attributes that qualify her to serve as a member of our board of directors, including her experience serving as chief information officer at technology companies.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH

OF THE NOMINEES NAMED ABOVE.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Continuing Directors

Sandra E. Bergeron has served as a director of our company since June 2006. From 2004 until 2012, Ms. Bergeron was a venture partner at Trident Capital, Inc., a venture capital firm. Ms. Bergeron currently serves on the board of directors of Sophos Group Plc and F5 Networks. Ms. Bergeron previously served on the board of directors of ArcSight, Inc. until it was acquired by Hewlett-Packard Company in September 2010, and also served on the board of directors of TriCipher, Inc. from 2004 until 2010. Ms. Bergeron holds a Bachelor of Business Administration degree from Georgia State University and a Master of Business Administration degree from Xavier University.

We believe that Ms. Bergeron possesses specific attributes that qualify her to serve as a member of our board of directors, including her experience as a director of technology companies and her background in the venture capital industry.

Philippe F. Courtot has served as our Chairman and Chief Executive Officer since March 2001 and has been a director since January 2000. He also served as our President from May 2014 to October 2019 and from March 2011 to November 2013. From April 1999 to February 2000, Mr. Courtot served as Chairman and Chief Executive Officer of Signio Inc., a secure payments solution provider, until its acquisition by VeriSign, Inc. Mr. Courtot holds a Master of Science degree from the University of Paris.

We believe that Mr. Courtot possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience as our Chief Executive Officer and his background in the technology industry, as well as his perspective as one of our significant stockholders.

Jeffrey P. Hank has served as a director of our company since January 2010. From June 2005 to July 2012, Mr. Hank was the Vice President, Chief Accounting Officer and Corporate Controller of Intuit, Inc., and Mr. Hank served as the Vice President of Finance and Chief Accounting Officer of Intuit from July 2012 until September 2013. From June 2002 until September 2003, Mr. Hank was an audit partner at KPMG LLP. From September 1994 until June 2002, Mr. Hank was an audit partner at Arthur Andersen LLP. Mr. Hank holds a Bachelor of Science degree in Business Administration from the University of California at Berkeley.

We believe that Mr. Hank possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience as an executive at a technology company and his background in the accounting industry.

Kristi M. Rogers has served as a director of our company since August 2013. Ms. Rogers is currently co-founder and Managing Partner for Principal to Principal. Ms. Rogers was a co-owner and member of the board of Aspen Healthcare Services (now Aspen Medical International). Ms. Rogers ended the relationship and resigned from the Board in December 2016. From March 2014 to June 2015, Ms. Rogers served as Managing Director and Chief Executive Officer of Aspen Healthcare Services, LLC. From 2012 to 2014, Ms. Rogers served on the board of directors of Aspen Medical USA. Ms. Rogers served as a Managing Director of Government Affairs and Public Policy of Manatt, Phelps & Phillips LLP from February 2013 until February 2014. From August 2006 to January 2013, Ms. Rogers served in various positions, including Executive Vice President, President, Chief Executive Officer and Vice Chairman of the Board, at Aegis Defense Services LLC, a provider of security and support services to the U.S. government. Ms. Rogers also currently serves on the boards of directors of Business Executives for National Security and Women’s Foreign Policy Group, both non-profit organizations. Ms. Rogers holds a Bachelor of Science degree in Political Science from Michigan State University.

We believe that Ms. Rogers possesses specific attributes that qualify her to serve as a member of our board of directors, including her executive experience and her expertise in the public service sector.

Director Independence

Our board of directors has reviewed the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, our board of directors has determined that each of Ms. Bergeron, Mr. Hank, Gen. Pace, Ms. Pfeiffer and Ms. Rogers do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the Nasdaq Stock Market. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock held by each non-employee director.

With respect to Gen. Pace, our board of directors specifically considered that Gen. Pace serves on the board of directors of Second Front Systems, Inc. and the terms and value of the Representative Agreement we have with Second Front Systems, Inc. Our board of directors has concluded that our relationship with Second Front Systems, Inc. is not a material relationship that would impede the exercise of independent judgment by Gen. Pace.

Leadership Structure

Mr. Courtot currently serves as both Chairman of our board of directors and Chief Executive Officer. Our board of directors believes that the current board leadership structure, coupled with a strong emphasis on board independence, provides effective independent oversight of management while allowing the board of directors and management to benefit from Mr. Courtot’s leadership and years of experience as an executive in the technology industry. Serving on our board of directors since 2000 and as Chief Executive Officer since 2001, Mr. Courtot is best positioned to identify strategic priorities, lead critical discussion and execute our strategy and business plans.

Mr. Courtot possesses detailed in-depth knowledge of the issues, opportunities, and challenges facing us. Independent directors and management sometimes have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside of our company, while the Chief Executive Officer brings company specific experience and expertise. The board of directors believes that Mr. Courtot’s combined role enables strong leadership, creates clear accountability, and enhances our ability to communicate our message and strategy clearly and consistently to stockholders.

Lead Independent Director

Our board of directors has appointed Sandra E. Bergeron to serve as our lead independent director. As lead independent director, Ms. Bergeron presides over periodic meetings of our independent directors, serves as a liaison between our Chairman and the independent directors and performs such additional duties as our board of directors may otherwise determine and delegate.

Board Meetings and Committees

During the year ended December 31, 2019, our board of directors held 4 meetings (including regularly scheduled and special meetings), our audit committee held 8 meetings, our compensation committee held 5 meetings, and our nominating and governance committee held 2 meetings. Each director attended at least 75% of the total number of meetings of the board of directors and the committees of which he or she was a member during 2019.

Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage, but do not require, directors to attend. Ms. Bergeron, Mr. Courtot, Mr. Hank, Ms. Rogers and former director Patricia Hatter attended the 2019 annual meeting of stockholders.

Our board of directors has an audit committee, a compensation committee, and a nominating and governance committee, each of which has the composition and responsibilities described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors.

Audit Committee

Our audit committee consists of Ms. Bergeron, Mr. Hank and Ms. Pfeiffer, with Mr. Hank serving as Chair. The composition of our audit committee meets the requirements for independence under current Nasdaq Stock Market listing standards and SEC rules. Each member of our audit committee meets the financial literacy requirements of the Nasdaq Stock Market listing standards. In addition, our board of directors has determined that Mr. Hank is an audit committee financial expert within the meaning of the rules and regulations of the SEC. Among other responsibilities, our audit committee:

•	selects and hires a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	helps to ensure the independence and performance of the independent registered public accounting firm;

•

discusses the scope and results of the audit with the independent registered public accounting firm, and reviews, with management and the independent accountants, our interim and year-end operating results;

•	oversees procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviews our policies on risk assessment and risk management;

•	reviews related party transactions;

•

obtains and reviews a report by the independent registered public accounting firm at least annually, that describes our internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues; and

•

approves (or, as permitted, pre-approves) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Our audit committee operates under a written charter that was adopted by our board of directors and satisfies the applicable rules of the SEC and the listing standards Nasdaq Stock Market. A copy of the audit committee charter is available on our website at http://investor.qualys.com.

Compensation Committee

Our compensation committee consists of Ms. Bergeron and Gen. Pace, with Ms. Bergeron serving as Chair. The composition of our compensation committee meets the requirements for independence under current Nasdaq Stock Market listing standards and SEC rules. Each member of our compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act. The purpose of our compensation committee is to discharge the responsibilities of our board of directors relating to the compensation of our executive officers. Among other responsibilities, our compensation committee:

•	reviews, approves and determines, or makes recommendations to our board of directors regarding, the compensation of our executive officers;

•	administers our stock and equity incentive plans;

•	reviews and approves and makes recommendations to our board of directors regarding incentive compensation and equity plans; and

•	establishes and reviews general policies relating to compensation and benefits of our employees.

Our compensation committee operates under a written charter that was adopted by our board of directors and satisfies the applicable rules of the SEC and the listing standards of the Nasdaq Stock Market. A copy of the compensation committee charter is available on our website at http://investor.qualys.com.

Compensation Committee Interlocks and Insider Participation

During fiscal 2019, Sandra E. Bergeron, Patricia Hatter and General Peter Pace served as members of our compensation committee. None of Ms. Bergeron, Ms. Hatter or Gen. Pace is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the compensation committee or director (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our compensation committee or our board of directors.

Nominating and Governance Committee

Our nominating and governance committee consists of Ms. Bergeron, Gen. Pace and Ms. Rogers, with Gen. Pace serving as Chair. The composition of our nominating and governance committee meets the requirements for independence under current Nasdaq Stock Market listing standards and SEC rules. Among other responsibilities, our nominating and governance committee:

•	identifies, evaluates and selects, or makes recommendations to our board of directors regarding, nominees for election to our board of directors and its committees;

•	evaluates the performance of our board of directors and of individual directors;

•	considers and makes recommendations to our board of directors regarding the composition of our board of directors and its committees;

•	reviews developments in corporate governance practices;

•	evaluates the adequacy of our corporate governance practices and reporting; and

•	reviews and makes recommendations to our board of directors regarding corporate governance guidelines and matters.

Our nominating and governance committee operates under a written charter that was adopted by our board of directors and satisfies the applicable rules of the SEC and the listing standards Nasdaq Stock Market. A copy of the nominating and governance committee charter is available on our website at http://investor.qualys.com.

Considerations in Evaluating Director Nominees

The nominating and governance committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, the nominating and governance committee will consider the current size and composition of the board of directors and the needs of the board of directors and the respective committees of the board of directors. Some of the qualifications that the nominating and governance committee considers include, without limitation, issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest and other commitments. Nominees must also have the ability to offer advice and guidance to our Chief Executive Officer based on past experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. Director candidates must have sufficient time available in the judgment of the nominating and governance committee to perform all board of director and committee responsibilities. Members of the board of directors are expected to prepare for, attend, and participate in all board of director and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although the nominating and governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests. The nominating and governance committee will also seek appropriate input from the Chief Executive Officer from time to time in assessing the needs of the board of directors for relevant background, experience, diversity and skills of its members.

Although the board of directors does not maintain a specific policy with respect to board diversity, the board of directors believes that the board should be a diverse body, and the nominating and governance committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, the nominating and governance committee may consider the benefits of diverse viewpoints. The nominating and governance committee also considers these and other factors as it oversees the annual board of director and committee evaluations.

Stockholder Recommendations for Nominations to the Board of Directors

The nominating and governance committee will consider candidates for director recommended by stockholders so long as such recommendations comply with the certificate of incorporation and bylaws of our company and applicable laws, rules and regulations, including those promulgated by the SEC. The committee will evaluate such recommendations in accordance with its charter, our bylaws and the regular nominee criteria described above. This process is designed to ensure that the board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our General Counsel in writing. Such recommendations must include information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our stock and a signed letter from the candidate confirming willingness to serve on our board of directors. The committee has discretion to decide which individuals to recommend for nomination as directors.

A stockholder of record can nominate a candidate directly for election to the board of directors by complying with the procedures in Section 2.4(ii) of our bylaws. Any eligible stockholder who wishes to submit a nomination should review the requirements in the bylaws on nominations by stockholders. Any nomination should be sent in writing to Qualys, Inc., Attention: Corporate Secretary, 919 East Hillsdale Boulevard, 4th Floor, Foster City, California 94404. Notice must be received by us no earlier than February 5, 2021, and no later than March 7, 2021. The notice must state the information required by Section 2.4(ii)(b) of our bylaws and otherwise must comply with applicable federal and state law.

Stockholder Communications with the Board of Directors

Stockholders wishing to communicate with the board of directors or with an individual member of the board of directors may do so by writing to the board of directors or to the particular member of the board of directors, and mailing the correspondence to: Qualys, Inc., Attention: General Counsel, 919 East Hillsdale Boulevard, 4th Floor, Foster City, California 94404. All such stockholder communications will be forwarded to the appropriate member or members of the board of directors, or if none is specified, to the Chairman of the board of directors.

Corporate Governance Guidelines and Codes of Business Conduct and Ethics

Our board of directors has adopted Corporate Governance Guidelines. These guidelines address, among other items, the responsibilities of our directors, the structure and composition of our board of directors and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The full text of our Corporate Governance Guidelines and Code of Business Conduct and Ethics is posted on the Corporate Governance portion of our website at http://investor.qualys.com. We will post amendments to our Code of Business Conduct and Ethics or waivers of our Code of Business Conduct and Ethics for directors and executive officers on the same website.

Risk Management

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the company faces, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.

Our board of directors believes that open communication between management and the board of directors is essential for effective risk management and oversight. Our board of directors meets with our Chief Executive Officer and other members of the senior management team at quarterly board meetings, where, among other topics, they discuss strategy and risks facing the company.

While our board of directors is ultimately responsible for risk oversight, our board committees assist the board of directors in fulfilling its oversight responsibilities in certain areas of risk. The audit committee assists our board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, and legal and regulatory compliance. The audit committee discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. The audit committee also reviews management’s assessment of the key risks facing us, including the key controls it relies on to mitigate those risks. The audit committee also monitors certain key risks at each of its regularly scheduled meetings, such as risk associated with internal control over financial reporting and liquidity risk. The nominating and governance committee assists our board of directors in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and corporate governance. Our compensation committee assesses risks created by the incentives inherent in our compensation programs, policies and practices and found no risks that would be reasonably likely to have a material adverse effect on the Company. Finally, the full board of directors reviews strategic and operational risk in the context of reports from the management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions.

Non-Employee Director Compensation

The following table provides information regarding compensation paid by us to our non-employee directors during 2019.

Directors who are also our employees receive no additional compensation for their service as a director. During 2019, one director, Mr. Courtot, our Chairman and Chief Executive Officer, was an employee. Mr. Courtot’s compensation is discussed under the heading “Executive Compensation.” We reimburse our directors for expenses associated with attending meetings of our board of directors and meetings of committees of our board.

2019 Director Compensation Table

Name	Fees Earned or Paid in Cash	Stock Awards (1) (2)	Total
Sandra E. Bergeron	$73,000	$195,056(3)	$268,056
Jeffrey P. Hank	50,000	195,056(3)	245,056
Gen. Peter Pace	42,500	195,056(3)	237,556
Wendy M. Pfeiffer	14,250	405,989(4)	420,239
Kristi M. Rogers	34,000	195,056(3)	229,056
Patricia Hatter	24,375	—	24,375	(5)
Jason Ream	25,194	—	25,194	(6)

(1)

The dollar amounts reported in this column represent the grant date fair value of restricted stock unit awards granted in 2019. These amounts have been calculated in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718. The fair value of each restricted stock unit award is measured based on the closing price of our common stock on the date of grant. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of valuation assumptions, see the stock-based compensation note to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 21, 2020.

(2)	As of December 31, 2019, the aggregate number of shares of our common stock underlying unvested stock awards and outstanding option awards held by each of our non-employee directors was:

Name	Aggregate Number of Shares Underlying Unvested Stock Awards	Aggregate Number of Shares Underlying Outstanding Option Awards
Sandra E. Bergeron	2,271	36,000
Jeffrey P. Hank	2,271	47,250
Gen. Peter Pace	2,271	36,000
Wendy M. Pfeiffer	4,816	—
Kristi M. Rogers	2,271	35,000
Patricia Hatter	—	—
Jason Ream	—	—

(3)

On June 7, 2019, each of Ms. Bergeron, Mr. Hank, Gen. Pace and Ms. Rogers was granted an award of 2,271 restricted stock units, which vest on the earlier of (i) June 7, 2020 or (ii) the day before our 2020 annual meeting of stockholders, subject to the applicable director’s continued service to us.

(4)

On August 16, 2019, Ms. Pfeiffer joined our board of directors and was granted an award of 4,816 restricted stock units, which vest in three equal annual installments on each of the first three anniversaries of September 1, 2019, subject to Ms. Pfeiffer’s continued service to us.

(5)	Represents compensation for service through August 16, 2019, the last day Ms. Hatter served as a director.
(6)	Represents compensation for service through June 5, 2019, the last day Mr. Ream served as a director.

Non-Employee Director Compensation Program

Our compensation committee is responsible for reviewing and making recommendations with respect to the compensation of our non-employee directors. Our compensation committee’s policy is to engage a compensation consultant every year to conduct a full review and benchmarking (using the same peer group used to benchmark executive compensation) of our non-employee directors’ compensation in order to ensure that our directors’ compensation is in line with peer companies competing for director talent. Our current non-employee director compensation program was reviewed and approved in 2017 in connection with input from Compensia, an independent compensation advisor. In fiscal 2019, our compensation committee engaged Mercer as its compensation consultant. No changes have been made to our non-employee director compensation program since 2017. During 2019, our non-employee director compensation program consisted of equity and cash, as described below.

Equity Compensation

Upon joining our board of directors, each newly elected non-employee director will be granted an award of restricted stock units with an intended “value” (based on the average of the closing prices of our common stock for the 30 trading days ending one week before the applicable grant date) of $420,000 (the “Initial Award”), which may be different from the award’s actual grant date fair value. An Initial Award will vest in three equal annual installments on each of the first three anniversaries of the first day of the month following the month that the director joins the board, subject to continued service as a director through each vesting date.

On the date of each annual meeting of stockholders, each non-employee director who has served on our board of directors for at least six months prior to such date will be granted an award of restricted stock units with an intended “value” (based on the average of the closing prices of our common stock for the 30 trading days ending one week before the applicable grant date) of $200,000 (the “Annual Award”), which may be different from the award’s actual grant date fair value. Annual Awards will vest on the earlier of the first anniversary of its grant date or the day before the next annual meeting of stockholders, subject to continued service as a director through the applicable vesting date.

Notwithstanding the vesting schedules described above, the vesting of each Initial Award and each Annual Award will accelerate in full upon a “change in control” of the Company (as defined in our 2012 Equity Incentive Plan).

Cash Compensation

Our non-employee director compensation program provides that each year, each non-employee director will receive a cash retainer of $30,000 for serving on our board of directors (the “Annual Retainer”). In addition to the Annual Retainer, the lead independent director is entitled to an additional cash retainer of $19,000.

The chairpersons and members of our board’s three standing committees are entitled to the following cash retainers each year:

Board Committee	Chairperson Retainer*	Member Retainer
Audit Committee	$20,000	$8,000
Compensation Committee	12,000	5,000
Nominating and Governance Committee	7,500	4,000

*	No director who serves as chairperson of a committee is entitled to a member retainer for the same committee.

All retainers in cash will be paid in four equal installments on a quarterly basis at the end of the applicable quarter, provided that the individual served as a non-employee director in the applicable capacity during the full quarter, with the amount pro-rated for any director who did not serve in the applicable capacity the full quarter (on either the board of directors and/or the relevant board committee).

Hedging and Pledging Policy

We have implemented an insider trading policy that prohibits our non-employee directors from trading in derivative securities (including hedging) with respect to our common stock, pledging Company securities as collateral, or holding company securities in a margin account.

Stock Ownership Guidelines

In February 2019, we adopted stock ownership guidelines that set minimum stock ownership requirements for our non-employee directors and executive officers (including our named executive officers), in order to more closely align their interests with the long-term interests of our stockholders. Under the guidelines, each non-employee director is required to own a number of shares of the Company’s common stock with a value equal to at least five times the value of his or her annual retainer for service on the Board.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors has appointed Grant Thornton LLP (“Grant Thornton”), independent registered public accountants, to audit our financial statements for the year ending December 31, 2020. During the year ended December 31, 2019, Grant Thornton served as our independent registered public accounting firm.

Notwithstanding its selection and even if our stockholders ratify the selection, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in the best interests of Qualys, Inc. and its stockholders. At the Annual Meeting, our stockholders are being asked to ratify the appointment of Grant Thornton as our independent registered public accounting firm for the year ending December 31, 2020. Our audit committee is submitting the selection of Grant Thornton to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of Grant Thornton will be present at the Annual Meeting, and they will have an opportunity to make statements and will be available to respond to appropriate questions from stockholders.

If the stockholders do not ratify the appointment of Grant Thornton, the board of directors may reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to our company by Grant Thornton for the years ended December 31, 2018 and 2019.

	2018	2019
Audit Fees (1)	$1,339,962	$1,291,901
Audit-Related Fees (2)	131,315	21,054

	$1,471,277	$1,312,955

(1)

Audit fees consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements and internal control over financial reporting, review of our quarterly consolidated financial statements and audit services provided in connection with other statutory and regulatory filings.

(2)

Audit-Related fees consist of fees for professional services provided in connection with the issuance of our Service Organization Control Report (SOC2), which provides assurance to our customers that we have adequate controls and safeguards over the processing of their data.

Auditor Independence

In 2019, there were no other professional services provided by Grant Thornton that would have required the audit committee to consider their compatibility with maintaining the independence of Grant Thornton.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Consistent with requirements of the SEC and the Public Company Oversight Board, or PCAOB, regarding auditor independence, our audit committee is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In recognition of this responsibility, our audit committee has established a policy for the pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.

Before engagement of the independent registered public accounting firm for the next year’s audit, the independent registered public accounting firm submits a detailed description of services expected to be rendered during that year for each of the following categories of services to the audit committee for approval:

•

Audit services. Audit services include work performed for the audit of our financial statements and internal control over financial reporting, the review of financial statements included in our quarterly reports, as well as work that is normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings.

•

Audit-related services. Audit-related services are for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not covered above under “audit services.”

•	Tax services. Tax services include all services performed by the independent registered public accounting firm’s tax personnel for tax compliance, tax advice and tax planning.

•	Other services. Other services are those services not described in the other categories.

The audit committee pre-approves particular services or categories of services on a case-by-case basis. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the services must be pre-approved by the audit committee before the independent registered public accounting firm is engaged. Pre-approval fee levels or budgeted amounts for all services to be provided by the independent registered public accounting firm are established annually by the audit committee. Any proposed services exceeding these levels or amounts require specific pre-approval by the audit committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE

APPOINTMENT OF GRANT THORNTON LLP.

PROPOSAL NO. 3

ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables stockholders to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed pursuant to Section 14A of the Exchange Act. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The Say-on-Pay vote is advisory, and therefore is not binding on us, the compensation committee or our board of directors. The Say-on-Pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the compensation committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our board of directors and our compensation committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will endeavor to communicate with stockholders to better understand the concerns that influenced the vote, consider our stockholders’ concerns and the compensation committee will evaluate whether any actions are necessary to address those concerns.

We believe that the information provided in the “Executive Compensation” section of this proxy statement, and in particular the information discussed in “Executive Compensation—Compensation Discussion and Analysis—Philosophy and Objectives” beginning on page 28 below, demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the named executive officers, as disclosed in the proxy statement for the Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables and narrative discussion, and other related disclosure.”

Board Responsiveness: In addition to our ongoing dialogue with our stockholders on our strategy and value proposition, in 2019 we reached out to our top stockholders to discuss the changes we had implemented for our 2019 compensation programs and other governance initiatives. Below is a summary of feedback we received from our stockholders during our 2019 outreach and changes we made to our 2020 pay program in response to stockholder concerns:

What we heard from stockholders	What we did
The time period for the measurement of performance-based equity awards should be at least three years	Structured all performance-based equity awards to be over a three-year period

The performance goals for our executives’ performance-based compensation should be based on free cash flow, taking into account equity dilution	Changed profitability metric to free cash flow per share compound annual growth rate (CAGR for performance goals

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL,

ON AN ADVISORY BASIS, OF THE EXECUTIVE COMPENSATION

AS DESCRIBED IN THIS PROXY STATEMENT.

REPORT OF THE AUDIT COMMITTEE

The audit committee is a committee of the board of directors comprised solely of independent directors as required by the listing standards of the Nasdaq Stock Market and rules of the SEC. The audit committee operates under a written charter approved by the board of directors, which is available on our website at http://investor.qualys.com. The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee reviews and assesses the adequacy of its charter and the audit committee’s performance on an annual basis.

With respect to the financial reporting process of Qualys, Inc. (the “Company”), the management of the Company is responsible for (1) establishing and maintaining internal controls and (2) preparing the Company’s consolidated financial statements. Grant Thornton LLP (“Grant Thornton”) is responsible for auditing these financial statements. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare or certify our financial statements or guarantee the audits or reports of Grant Thornton. These are the fundamental responsibilities of management and Grant Thornton. In the performance of its oversight function, the audit committee has:

•	reviewed and discussed the audited financial statements with management and Grant Thornton;

•

discussed with Grant Thornton the matters required to be discussed by the statement on Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board; and

•

received the written disclosures and the letter from Grant Thornton required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Grant Thornton its independence.

Based on the audit committee’s review and discussions with management and Grant Thornton, the audit committee recommended to the board of directors that the audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2019 for filing with the Securities and Exchange Commission.

Respectfully submitted by the members of the audit committee of the board of directors:

Jeffrey P. Hank (Chair)

Sandra E. Bergeron

Wendy M. Pfeiffer

CORPORATE SOCIAL RESPONSIBILITY

We are a pioneer and leading provider of a cloud-based platform delivering information technology (IT), security and compliance solutions. Our integrated suite of IT, security and compliance solutions delivered on our Qualys Cloud Platform enables our customers to: (1) identify and manage their IT assets across on-premises, endpoints, cloud, containers, and mobile environments; (2) collect and analyze large amounts of IT security data; (3) discover and prioritize vulnerabilities; (4) recommend and implement remediation actions; and (5) verify the implementation of such actions. This helps organizations protect their systems and applications from ever-evolving cyber-attacks and helps achieve compliance with internal policies and external regulations. Doing the right thing for our people, our communities and our environment engenders the trust of our customers, partners, employees and stockholders, enabling us to grow our business profitably and meet the diverse needs of our constituents. By engaging with our stockholders, we have demonstrated a growing trend toward more explicit integration of environmental and social factors into the investment process. Our board of directors believes that oversight of environmental, social and governance issues is a key responsibility of the entire board.

Environment and Sustainability

Qualys products, delivered via our multi-tenant cloud platform, are also sustainability-enabling for our customers. Our cloud-based solutions minimize the number of physical servers our customers have to deploy within their own environments, reducing energy consumption on their end. Qualys Cloud Apps, delivering rich content and dashboards visible on any device, also reduce paper and printing costs for our customers.

We also strongly believe in encouraging organizations to continually work toward improving their security posture. For the benefit of the community, in 2019 Qualys launched its Global IT Asset Discovery & Inventory application as a free service, which provides real-time visibility of known and unknown assets across a company’s global hybrid IT footprint. You cannot secure what you cannot see or do not know and, therefore, this free product enables all organizations to have a complete view of their managed and unmanaged assets across their entire IT infrastructure. We recognize that a healthy environment and safe workplaces are critical to our business, strategy and communities. We address environmental issues in an integrated manner to encompass protection of the environment as well as the health and safety of our workforce. For example, in response to the Coronavirus and the significant increases in remote workforces in March 2020, we released a free cloud-based remote endpoint protection solution for 60 days that allows IT and security teams to protect the computers of remote employees.

The environmental, health and safety systems, processes and tools in place across our footprint also enable us to meet or exceed governmental and industry requirements. We strive to build and operate energy-efficient networks and data centers as well as pursue sustainability initiatives that reduce energy, waste and materials consumption. We engage our employees and suppliers in our sustainability efforts.

We are committed to advancing supply chain responsibility and strive to enhance transparency and promote greater accountability in our own operations and with our suppliers. Qualys outsources product manufacturing and recycling to suppliers and vendors that follow the highest environmental standards in the industry, such as ISO 14001. We also prohibit our suppliers from profiting from the sale of tantalum, tin, tungsten, and gold (also known as “conflict minerals”) that funds conflict in the Democratic Republic of the Congo (DRC) and adjoining countries, and we require that our suppliers source these minerals from socially responsible suppliers.

Social

We are proud to be a leader in the promotion and practice of diversity and inclusion, and our compensation committee oversees our human capital management practices. We take a holistic approach to our social strategy, striving to create a culture where talented people want to come to work, develop their careers, become leaders, and make a difference for all our stakeholders and communities. In March 2020 due to the outbreak of the Coronavirus, we mandated a work from home policy to protect our employees and our communities.

Our board is comprised of 50% gender and ethnically diverse directors, which is a result of a concerted effort by the board’s nominating and governance committee to identify strong candidates who provide a wide range of perspectives, competencies and knowledge to complement the board’s skills, diversity and experiences. Additionally, we are committed to working to ensure that no modern slavery or human trafficking is associated with our supply chains or with any part of our business. As part of our efforts, we participate in the following activities: (1) review procurement documentation to ensure it includes a requirement, as necessary, for our suppliers to confirm that they are not involved in modern slavery or human trafficking; (2) work to ensure that new suppliers declare that they are not involved in modern slavery or human trafficking; and (3) review our policies and training efforts to account for the requirements of the Modern Slavery Act of 2015.

Governance

We are committed to maintaining a strong corporate governance program that complies with all requirements, reflects best practices and continues to evolve as new expectations and opportunities emerge. Notable highlights include:

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Our board of directors acts in the best interest of the Company and its stockholders, and meets or exceeds evolving regulatory, stockholder, business and other requirements. Our board operates under Corporate Governance Guidelines, which together with board committee charters and the Company’s Certificate of Incorporation and Bylaws, constitute the primary structure for the Company’s governance;

•	Five of our six board members are independent;

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Our board has three committees – audit, compensation, and nominating and governance – which are responsible for overseeing key strategy areas for the Company. Each committee’s responsibilities are clearly outlined in their respective charter documents; and

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Our Code of Business Conduct and Ethics applies to all directors, officers, employees of Qualys and its subsidiaries. Agents and contractors of Qualys are also expected to read, understand and abide by this code.

EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of April 21, 2020. Officers are elected by the board of directors to hold office until their successors are elected and qualified.

Name	Age	Position
Philippe F. Courtot	75	Chairman and Chief Executive Officer
Melissa B. Fisher	47	Chief Financial Officer
Bruce K. Posey	68	Vice President, General Counsel and Corporate Secretary
Sumedh S. Thakar	44	President and Chief Product Officer

Philippe F. Courtot is also a director of our company. Please see the section titled “Board of Directors and Corporate Governance” for his biography.

Melissa B. Fisher has served as our Chief Financial Officer since April 2016. Ms. Fisher joined us from Zynga Inc., a developer of social games, where she served as the Vice President of Financial Planning and Analysis, Investor Relations and Treasury from April 2015 to April 2016. Ms. Fisher previously served as Vice President of Corporate Development, Investor Relations and Treasury of Digital River, Inc., a global provider of enterprise e-commerce SaaS solutions, from July 2013 to March 2015. Ms. Fisher spent the earlier parts of her career at various investment banks including Banc of America Securities and Goldman, Sachs & Co. Ms. Fisher currently serves as a director of Model N, Inc., and previously served as a director of Digital Generation, Inc. and Image Sensing Systems, Inc. Ms. Fisher holds a Bachelor of Arts degree in Government from Harvard University and a Masters of Business Administration degree from the Harvard Graduate School of Business Administration.

Bruce K. Posey has served as our Vice President and General Counsel since May 2012 and has been our Corporate Secretary since June 2012. From December 2011 to May 2012, Mr. Posey served as Senior Vice President, General Counsel and Corporate Secretary of IntelePeer, Inc. From January 2009 to December 2011, Mr. Posey served as Senior Vice President, General Counsel and Corporate Secretary at Openwave Systems, Inc. From July 2002 to January 2009, Mr. Posey served as Senior Vice President, General Counsel and Corporate Secretary at iPass. Mr. Posey holds a Bachelor of Science degree from the University of Oregon and a Juris Doctor degree from the University of Michigan Law School.

Sumedh S. Thakar has served as our President since October 2019 and our Chief Product Officer since June 2014. From December 2010 to June 2014, Mr. Thakar served as our Vice President, Engineering. Mr. Thakar joined us in February 2003 and has held various positions with us since that time, including Principal Engineer, Engineering Manager and Director of Engineering. Mr. Thakar holds a Bachelor of Computer Science degree from the University of Pune, India.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides an overview of the material components of our executive compensation program. The following executive officers are collectively referred to in this Compensation Discussion and Analysis and the accompanying compensation tables as the “named executive officers”:

Name	Position
Philippe F. Courtot	Chairman and Chief Executive Officer (“CEO”)*
Melissa B. Fisher	Chief Financial Officer
Bruce K. Posey	Vice President, General Counsel and Corporate Secretary
Sumedh S. Thakar	President and Chief Product Officer*

*	Mr. Courtot also served as our President until October 24, 2019, when Mr. Thakar was promoted to President.

Overview

Good Pay and Governance Practices

We maintain the following good executive pay and corporate governance policies and practices:

What we do
✓ We balance near- and long-term strategic objectives by providing a mix of cash and equity incentives
✓ We have caps on all executive non-equity incentive awards

✓  A substantial portion of our CEO’s equity awards is performance-based equity and the shares underlying the performance-based equity awards must be held (net of taxes) for three years from the award’s grant date (i.e., until all performance periods have concluded)

✓ We audit our incentive plan processes, results, and payments on a regular basis
✓ We hold an annual stockholder advisory vote to approve our named executive officers’ compensation and we engage with stockholders and respond to their feedback on our executive compensation programs
✓ We adopted stock ownership guidelines for our non-employee directors and executive officers
✓ We adopted a clawback policy for our former and current executive officers
✓ We prohibit hedging and pledging of our common stock by all directors, officers, employees and agents (such as consultants and independent contractors) of the company as well as related parties
✓ Our compensation committee is made up solely of independent directors and makes all executive compensation decisions
✓ We review our compensation committee charter on a regular basis
What we are not doing
× We do not offer material tax gross-ups to any of our named executive officers
× We do not pay dividends on unvested equity awards
× We do not offer special executive retirement plans to our named executive officers or other executives
× We do not guarantee salary increases for our named executive officers

Philosophy and Objectives

Our compensation philosophy is to provide programs that attract and retain the best available personnel for positions of substantial responsibility, provide incentives for such persons to perform to the best of their abilities, and promote the success of our business. The following table identifies the main elements of our executive compensation program and the reason we chose to provide each:

Element of Compensation	Basis for Providing Element
Base Salary	To provide compensation to our named executive officers for services based on their experience and past performance

Non-Equity Incentive Plan Compensation	To motivate and reward our named executive officers for focusing on individual and company objectives that drive increased stockholder value

Equity Compensation	To align our named executive officers’ interests with the long-term interests of our stockholders and to promote the retention of our named executive officers

Non-Cash and Non-Equity Benefits	To provide for the safety and wellness of our named executive officers

Change in Control and Severance Payments and Benefits	To promote the retention of our named executive officers

Overview of Stockholder Engagement Process

Engagement Prior to Annual Meeting	Annual Meeting
Seek feedback on matters for stockholder consideration Publish annual report and proxy statement, highlighting recent Board and Company activities

  Provide environment for direct engagement among Board members, senior management, and stockholders

  Opportunity for stockholders to ask questions about the Company

  Determine voting results for management and stockholder proposals

Off-season Engagement and Evaluation of Best Practices	Post Annual Meeting

  Engage with stockholders and other stakeholders to better understand their viewpoints and inform discussions in the boardroom

  Evaluate potential changes to environmental, social, governance and executive compensation practices in light of stockholder feedback and review of practices

  Discuss vote outcomes in light of existing practices, as well as feedback received from stockholders during the proxy season

  Review corporate governance trends, recent regulatory developments and the Company’s own corporate governance documents, policies and procedures

  Determine topics for discussion during off-season stockholder engagement

Stockholder Engagement and Advisory Vote on Executive Compensation

Our compensation committee considers the results of the annual stockholder advisory vote on the compensation of our named executive officers (“Say on Pay”) and stockholder feedback on our executive compensation program as part of its annual executive compensation review. In 2019, our Say on Pay proposal received 97% support and we continued to reach out to our stockholders to discuss our compensation programs. Based on this strong stockholder support and the positive feedback we received during our stockholder outreach, our compensation committee determined to maintain the parameters of our existing executive compensation program and policies. However, we continue to incorporate stockholder feedback into our compensation structure, as noted in the table below.

Board Responsiveness: Below is a summary of feedback we received from our stockholders during our 2019 outreach and the Board’s response.

What we heard from stockholders	What we did
The time period for the measurement of performance-based equity awards should be at least three years	Structured all performance-based equity awards to be over a three-year period

The performance goals for our executives’ performance-based compensation should be based on free cash flow, taking into account equity dilution	Changed profitability metric to free cash flow per share compound annual growth rate (CAGR) for performance goals

In addition to our ongoing dialogue with our stockholders on our strategy and value proposition, in 2020 we reached out to our top 25 stockholders to discuss the changes we had implemented for our 2020 compensation programs and other governance initiatives. These top 25 stockholders held approximately 58% of our outstanding stock (or 68% excluding stock held by Mr. Courtot) as of December 31, 2019. In 2020, we engaged with 10 stockholders (who held approximately 32% of our outstanding stock (or 38% excluding stock held by Mr. Courtot) as of December 31, 2019).

Our outreach included 25 stockholders, who held 68% of our outstanding stock

(excluding shares held by Philippe Courtot) as of December 31, 2019

These stockholders noted their support for the following changes:

1.	Measuring all performance awards on a three-year performance period.

2.	Performance targets of revenue growth and free cash flow per share growth.

3.	Granting the performance-based equity award for our CEO as performance-based options.

Our compensation committee will continue to consider the results of the annual advisory vote on executive compensation and stockholder feedback as data points in designing our executive compensation program.

Business Highlights

We are a pioneer and leading provider of cloud-based platform delivering information technology (IT), security and compliance solutions that enable organizations to identify security risks to their IT infrastructures, help protect their IT systems and applications from ever-evolving cyber-attacks and achieve compliance with internal policies and external regulations. Our cloud solutions address the growing IT, security and compliance complexities and risks that are amplified by the dissolving boundaries between internal and external IT infrastructures and web environments, the rapid adoption of cloud computing, containers and serverless IT models, and the proliferation of geographically dispersed IT assets.

IT infrastructures are more complex and globally-distributed today than ever before, as organizations of all sizes increasingly rely upon a myriad of interconnected information systems and related IT assets, such as servers, databases, web applications, routers, switches, desktops, laptops, other physical and virtual infrastructure, and numerous external networks and cloud services. The predominant approach to IT security has been to implement multiple disparate security products that can be costly and difficult to deploy, integrate and manage and may not adequately protect organizations. As a result, we believe there is a large and growing opportunity for comprehensive cloud-based IT, security and compliance solutions delivered in a single platform.

We intend to leverage our innovation, extensive expertise and position as a trusted provider of cloud-based IT, security and compliance solutions to continue to grow our revenues and maintain strong profitability. In 2019, we continued our strong financial performance, including achieving the significant financial results set forth in the bullets and graphics below:

•	Revenues increased by 15% to $321.6 million, as compared to $278.9 million in 2018;

•	EPS increased by 23% to $1.68, as compared to $1.37 in 2018;

•	Non-GAAP EPS* increased by 33% to $2.33, as compared to $1.75 in 2018;

•

Adjusted EBITDA* (a non-GAAP financial measure) increased by 25% to $140.8 million, which represents 44% of our 2019 revenues, as compared to $112.4 million in 2018, which represents 40% of our 2018 revenues; and

•	Free cash flow per share* (a non-GAAP financial measure) increased by 32% to $3.18, as compared to $2.41 in 2018.

* Appendix A contains a reconciliation of these non-GAAP financial measures to their most directly comparable GAAP measures.

2019 TSR Performance

Consistent with our pay-for-performance philosophy, our non-equity incentive plan pays cash compensation based on achievement of bookings, revenue growth and non-GAAP EPS. The compensation committee selected these three metrics, which measure sales growth and profitability, as the corporate performance metrics that best support our annual operating plan and enhanced long-term value creation. In 2019, the non-equity incentive plan paid out at approximately 82% of target; we exceeded non-GAAP EPS targets, but achievement on bookings and revenue growth was below the targets.

Compensation-Setting Process

Role of the Compensation Committee

Our compensation committee operates under a written charter adopted by the committee and approved by our board of directors. The charter is available on our website. Each member of our compensation committee qualifies as (i) an “independent director” under the Nasdaq Stock Market requirements, and (ii) a “non-employee director” under Rule 16b-3 of the Exchange Act of 1934.

Our compensation committee oversees our overall compensation philosophy, compensation plans, and benefits programs. Our compensation committee is responsible for reviewing, approving, and administering our annual and long-term incentive compensation plans and our employee benefit plans and for administering our equity incentive plans.

To this end, our compensation committee establishes the performance objectives and certifies the performance achievement under our annual and long-term incentive compensation plans and approves the grant of equity awards under our equity incentive plans. Our compensation committee also reviews on a periodic basis the operations of our executive compensation program to determine whether they are properly coordinated and achieving their intended purposes. If our compensation committee determines that any aspect of our executive compensation program yields payments and benefits that are not reasonably related to executive and corporate performance, the committee may take steps to modify the program.

Our compensation committee has the authority to engage independent outside consultants and obtain input from our management team, other employees, and external advisers. In 2019, our compensation committee engaged Mercer (US) Inc., or Mercer, a third-party compensation consultant, to assist us with respect to the compensation of our executive officers, including our named executive officers.

Role of Compensation Consultant

In 2019, Mercer provided data on the compensation provided to executives in our compensation peer group and the market in general. The compensation peer group is selected on the basis of relevant industry, size, location and comparability of the business. This data was considered by our compensation committee in setting executive compensation in 2019. This process involved Mercer analyzing, reviewing and making recommendations to our compensation committee regarding (i) the compensation peer group and (ii) various elements of our executive compensation program based on a comparison of the base salary, target total cash compensation (i.e., base salary plus non-equity incentive plan compensation), annual long-term incentive values, and target total direct compensation (i.e., target total cash compensation plus equity awards) we provide to our named executive officers against that provided by our compensation peer group to similarly situated executives. Mercer also provided support in refining our compensation programs to respond to the feedback we received from our stockholders in 2019. In 2019, Mercer did not provide any services to us or receive any payments from us, except in its capacity as a consultant to our compensation committee. Based on the consideration of the various factors as set forth in the rules of the SEC and the Nasdaq Stock Market, our compensation committee believes that its relationship with Mercer and the work of Mercer on behalf of the committee has not raised any conflicts of interest.

Role of Management

During 2019, Ms. Fisher, Mr. Posey, and Rima Touma-Bruno, our Chief Human Resources Officer, typically attended our compensation committee’s meetings. Our compensation committee may invite to its meetings any other person that it deems appropriate. No named executive officer attends the portions of a meeting during which decisions regarding his or her compensation are made.

Peer Companies

With the assistance of Compensia, our compensation committee’s previous compensation consultant, the committee approved a list of peer companies for the committee to use in conducting a competitive market analysis of executive officer compensation. To represent the market in which we compete for talent, we consider four primary company characteristics in determining the peer group each year:

1.	Size: Similarly-sized publicly-traded companies in terms of annual revenue and market capitalization.

2.	Industry: Software, Internet Software & Services, and Technology Hardware & Equipment GICS sub-industry.

3.	Growth: Companies with strong revenue growth and high market capitalization to revenue ratios.

4.	Location: Primarily companies in Northern California.

The following is a list of the public companies that our compensation committee approved as our compensation peer group in July 2018 and that was used to set compensation before October 2019:

Compensation Peer Group
AppFolio, Inc.	LogMeIn, Inc.	Rapid7, Inc.
Ellie Mae, Inc.	MINDBODY, Inc.	SecureWorks Corp.
FireEye Inc.	New Relic	Splunk Inc.
Five9, Inc.	Palo Alto Networks, Inc.	SPS Commerce, Inc.
Hortonworks, Inc.	Proofpoint, Inc.	Varonis Systems, Inc.
HubSpot, Inc.	Q2 Holdings, Inc.	Zendesk, Inc.
Imperva Inc.

With the assistance of Mercer, our compensation committee updated the compensation peer group in October 2019 to remove the companies that were no longer public or no longer fit the characteristics described above and reapply our peer group selection criteria given our continued growth and performance. This resulted in adding one new peer company to the group and removing five companies. The following is a list of the public companies that our compensation committee approved as our compensation peer group in October 2019 that was used to set cash and equity compensation beginning in October 2019:

Compensation Peer Group
AppFolio, Inc.	New Relic	Splunk Inc.
FireEye Inc.	Palo Alto Networks, Inc.	SPS Commerce, Inc.
Five9, Inc.	Proofpoint, Inc.	Tenable Holdings, Inc.
HubSpot, Inc.	Q2 Holdings, Inc.	Varonis Systems, Inc.
LogMeIn, Inc.	Rapid7, Inc.	Zendesk, Inc.

Use of Peer Data

Our compensation committee uses the compensation peer group and market data provided by Mercer (including custom cuts of survey data from Radford) to obtain a general understanding of compensation practices within our compensation peer group and the market in general. In setting the various elements of compensation for the named executive officers, our compensation committee reviewed base salary, target total cash compensation (i.e., base salary plus non-equity incentive plan compensation), annual long-term incentive values, and target total direct compensation (i.e., target total cash compensation plus equity incentives). We believe that considering these measures was important because it allows us to provide compensation that, as a complete package, is appropriate for each named executive officer.

Pay Mix

As shown in the charts below, a significant portion of the target total direct compensation for the named executive officers is at-risk variable pay (95.7% for the CEO and 92.9% for the NEOs other than the CEO). For the chart showing the target total direct compensation of the named executive officers (other than the CEO), each figure was separately calculated for each named executive officer, and the percentages shown in the chart represent the average of the figures for the three non-CEO named executive officers.

CEO 2019 TARGET COMPENSATION STRUCTURE*	NEOs (OTHER THAN THE CEO) AVERAGE 2019 TARGET COMPENSATION STRUCTURE

* Figures sum to more than 100% due to rounding.

Executive Compensation Program Components

The following sections describe each component of our executive compensation program, provide the rationale for each component, and explain how the compensation amounts and awards were determined for 2019.

Base Salary

Base salary is the primary fixed component of our named executive officers’ compensation. We use base salary to compensate our named executive officers for services rendered during the fiscal year and to ensure that we remain competitive in attracting and retaining executive talent. A named executive officer’s base salary at hire is determined through arm’s length negotiation. Our compensation committee typically reviews and considers adjustments to our named executive officers’ base salaries on an annual basis. When doing so, our compensation committee considers factors such as the named executive officer’s experience, skills, knowledge, responsibilities, and performance and the prevailing market conditions.

Our compensation committee reviewed our executive compensation program, including base salary for our named executive officers. The committee evaluated the peer group compensation data provided by Mercer, the fact that no increases had been made since 2016 and other relevant factors, and determined, based on its judgment, that we were providing target compensation below current market compensation. The compensation committee approved increases to the base salaries of our named executive officers on October 24, 2019. Each named executive officer’s base salary during 2019 is listed in the table below.

Named Executive Officer	Base Salary at Start of 2019	Base Salary Effective October 24, 2019	% Change	% CAGR since 2016
Philippe F. Courtot	$375,000	$412,000	10%	2%
Melissa B. Fisher	325,000	361,000	11%	3%
Bruce K. Posey	275,000	313,000	14%	3%
Sumedh S. Thakar*	325,000	379,000	17%	4%

*	Mr. Thakar, who continues to serve as our Chief Product Officer, was promoted to President, effective October 24, 2019.

The total base salaries paid to our named executive officers during 2019 are set forth in the section entitled “2019 Summary Compensation Table” below.

Non-Equity Incentive Plan Compensation

To motivate and reward our named executive officers to achieve our annual financial and operational objectives and our long-term strategic and growth goals, we provide cash incentive compensation to them based on meeting one or more corporate performance objectives. The objectives change from year to year as we grow and market conditions evolve and different priorities are established, but our compensation committee selects challenging goals that are achievable only by strong performance.

Our named executive officers participated in our 2019 Corporate Bonus Plan, which provides them with an opportunity to receive formula-based incentive amounts on a quarterly basis. Our compensation committee decided this was the most appropriate measure of time to determine achievement of short-term goals because it aligns with the time periods for which we give external guidance. Our named executive officers’ target bonus opportunities under the 2019 Corporate Bonus Plan are expressed as a percentage of each named executive officer’s base salary as of the last day of the applicable quarter. These percentages have remained unchanged since 2016, and the performance metrics used to determine bonuses continued to be (i) growth in our bookings for the applicable quarter over the same quarter of the prior year, (ii) growth in revenue from the same quarter in 2018 and (iii) non-GAAP earnings per diluted share, with all three metrics weighted equally. Our compensation committee selected these three metrics, which measure sales growth and profitability, as the corporate performance metrics that best supported our annual operating plan and enhanced long-term value creation.

These three metrics were calculated as follows:

•

Bookings was calculated as the sum of subscribed revenues for all new, renewal and upsell subscriptions contracted by customers and channel partners in each quarter. The subscribed revenues were based on the amount of subscription contracted if the term is one year or less and were capped at one year’s worth of subscribed revenues if the subscription term exceeds one year. The bookings growth measure is an internal measure and is a non-GAAP financial measure.

•	Revenue was determined in accordance with GAAP and set forth in our quarterly and annual financial statements.

•

Non-GAAP earnings per diluted share measure was calculated as GAAP net income less stock-based compensation expense, acquisition-related expenses (except for ordinary course advisory fees), and non-recurring charges under the 2019 Corporate Bonus Plan, divided by weighted average shares (diluted) for the applicable quarter.

For each of the three metrics, performance may be adjusted to remove the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle, asset write-downs, litigation, claims, judgments or settlements, the effect of changes in tax law or other such laws or provisions affecting reported results, accruals for reorganization and restructuring programs. These exclusions are intended so that performance could be evaluated on organic foreseeable results rather than extraordinary transactions outside the scope of the compensation committee’s forecasts. No adjustments were made in 2019.

For 2019, each named executive officer’s target bonus opportunity (expressed as a percentage of his or her base salary in the applicable quarter) remained unchanged from 2018 and is listed in the table below. Each named executive officer’s target bonus opportunity represents the maximum amount that the named executive officer could receive under the 2019 Corporate Bonus Plan.

Named Executive Officer	Target (and Maximum) Bonus for 2019
Philippe F. Courtot	100%
Melissa B. Fisher	50%
Bruce K. Posey	50%
Sumedh S. Thakar	50%

The target award amounts for our named executive officers in each quarter of 2019 were as follows:

2019 Corporate Bonus Plan Target Awards

Named Executive Officer	Q1 Target	Q2 Target	Q3 Target	Q4* Target	Total Target
Philippe F. Courtot	$93,750	$93,750	$93,750	$103,000	$384,250
Melissa B. Fisher	40,625	40,625	40,625	45,125	167,000
Bruce K. Posey	34,375	34,375	34,375	39,125	142,250
Sumedh S. Thakar	40,625	40,625	40,625	47,375	169,250

*	Q4 target is higher than earlier quarters as it reflects the base salary increases approved by the compensation committee effective October 24, 2019.

Each named executive officer’s bonus is paid as a percentage of his or her target incentive amount based on the weighted average of the payout percentages for each applicable measure. To be eligible for a quarterly bonus payment under our 2019 Corporate Bonus Plan, an individual must be employed as of the last day of the quarter.

Based on the achievement against the applicable performance measures discussed below, the quarterly and aggregate actual amounts awarded to our named executive officers for 2019 were as follows:

2019 Corporate Bonus Plan—Actual Award Amount

Named Executive Officer	Q1 Award Amount	Q2 Award Amount	Q3 Award Amount	Q4 Award Amount	Total Amount
Philippe F. Courtot	$93,750	$81,262	$79,482	$58,298	$312,792
Melissa B. Fisher	40,625	35,213	34,442	25,541	135,821
Bruce K. Posey	34,375	29,796	29,143	22,145	115,459
Sumedh S. Thakar	40,625	35,213	34,442	26,814	137,094

For each of the three equally-weighted measures, the payout percentage was capped at target (100%). Our compensation committee believed that achieving the top end of the targets would be sufficiently challenging and incentivize top end performance. Payout could be zero if performance is below minimum levels for all three measures.

	Q1			Q2			Q3			Q4
	Target	Actual	Payout	Target	Actual	Payout	Target	Actual	Payout	Target	Actual	Payout
Bookings Growth	22.2%	*	100%	18.6%	*	74.3%	20.6%	*	72.8%	22.4%	*	69.8%
Rev Growth	16.1%	16.1%	100%	16.6%	15.8%	85.7%	16.5%	15.4%	81.6%	16.8%	14.1%	0%
Non-GAAP EPS	$0.43	$0.49	100%	$0.47	$0.55	100%	$0.53	$0.66	100%	$0.49	$0.64	100%
Weighted Payout			100%			86.7%			84.8%			56.6%

*

With respect to actual bookings growth rate, as noted above, this is an internal measure that we do not disclose for several reasons, including our belief that disclosure would result in competitive harm to the Company. If the results were disclosed, we believe the information would provide competitors with insights into our operations and sales compensations programs that would be harmful to us.

Equity Compensation

We use equity awards to incentivize and reward strong long-term corporate performance and to align the interests of our named executive officers with those of our stockholders. In 2019, we issued equity in the form of time-based restricted stock units (“RSUs”) to all of our named executive officers (including Mr. Courtot) and performance-based stock options to Mr. Courtot. RSUs serve to retain executive officers over a long-term period and align with our objective of long-term stockholder value creation. RSUs have a lesser dilutive effect than stock options and provide a floor of certain value delivered even if the stock price declines (as an RSU would never be “out of the money,” unlike stock options).

Mr. Courtot’s performance-based options drive long-term stockholder value creation and more strongly aligns his interests with the interests of the Company and its stockholders. The performance-based options will provide significant value to Mr. Courtot only if the Company achieves specific operational goals (since the options will vest and become exercisable only if these goals are achieved) and the Company’s stockholders realize significant additional value (since Mr. Courtot must pay the exercise price for any shares he purchases by exercising the options). Therefore, Mr. Courtot will receive value from the options only if the value of the shares increases from the closing price of our common stock on the grant date of the options).

Each year, we evaluate granting equity awards to our named executive officers to provide additional incentive to continue providing services to us. When determining the size of these equity awards, we generally do not apply a fixed formula. Instead, we aim to maximize long-term stockholder value by granting an amount of equity that properly rewards the named executive officer for his or her contribution to the growth in such value. We consider factors such as:

•	the named executive officer’s performance, contributions, responsibilities, and experience;

•	the equity held by the named executive officer (including the economic value of his or her unvested equity awards and the ability of this equity to satisfy our retention objectives);

•	a compensation analysis performed by our human resources department and/or our independent compensation consultant;

•	compensation peer group and market data provided by our independent compensation consultant;

•	the equity award recommendations of management; and

•	and internal equity considerations.

We also periodically grant equity awards to new executive hires and to our named executive officers to recognize corporate and individual performance or in connection with a promotion. The size of equity awards granted to our named executive officers in connection with their hire is determined through arm’s-length negotiation. We consider factors such as the named executive officer’s prospective role and responsibilities, the cash compensation the named executive officer is expected to receive, the potential incentive and retention value of the award, and the prevailing market conditions. No executive officers were hired in 2019. Sumedh Thakar was promoted to President effective October 24, 2019, and his equity award for 2020 reflected his promotion.

The equity awards granted to our named executive officers in 2019 are set forth in the sections entitled “2019 Summary Compensation Table” and “Grants of Plan-Based Awards in 2019 Table” below.

Annual Equity Grants

Ms. Fisher and Messrs. Posey and Thakar

In 2019, our compensation committee determined that the equity awards for 2020 to be granted to our named executive officers (other than Mr. Courtot) should be in the form of RSUs. These RSUs vest over four years and serve to retain executive officers over a long-term period and align with our objective of long-term stockholder value creation. Our board of directors approved the equity awards to these named executive officers in October 2019.

The vesting of the RSUs granted to our named executive officers is subject to the applicable named executive officer’s continued service with us as of each vesting date. In addition, the vesting of these RSUs would accelerate upon the occurrence of certain specified events, as described in the section entitled “Potential Payments upon Termination or Change in Control” in this proxy statement. The number of shares of our common stock covered by these RSUs and their intended value at the time of grant is listed in the table below. The intended value of each award was converted into a number of RSUs by dividing the intended value by the average closing price of our common stock for the 30-trading-day-period ending seven days before the grant date ($77.93). Mr. Thakar was promoted to President effective October 24, 2019, and his award reflects this promotion.

Named Executive Officer	RSUs	Intended Value of RSUs
Melissa B. Fisher	50,481	$3,934,000
Bruce K. Posey	34,864	2,717,000
Sumedh S. Thakar	82,214	6,407,000

Mr. Courtot

Based on the feedback from our stockholders, our compensation committee determined that the equity awards to be granted to Mr. Courtot should be a mix of RSUs and performance-based stock options. Our board of directors approved the equity awards to Mr. Courtot in November 2019.

RSUs: The vesting of the RSUs granted to Mr. Courtot is subject to his continued service with us as of each vesting date. These RSUs vest over four years and serve to retain Mr. Courtot over a long-term period and align with our objective of long-term stockholder value creation.

Performance-based options: The performance-based options granted to Mr. Courtot will vest based on the compound annual growth rate of revenues for a three-year period from January 2020 through December 2022 and the compound annual growth rate of free cash flow per share for the same three-year period, subject to Mr. Courtot’s continued service through the date that performance is certified. These metrics were set because our board of directors believes these criteria are best suited to drive creation of shareholder value.

In addition, the vesting of the RSUs and the performance-based options granted to Mr. Courtot would accelerate upon the occurrence of certain specified events, as described in the section entitled “Potential Payments upon Termination or Change in Control” contained in this proxy statement. The number of shares of our common stock covered by Mr. Courtot’s RSUs and performance-based options and their intended value at the time of grant are listed in the table below.

Named Executive Officer	RSUs	Intended Value of RSUs	Shares Subject to Performance-Based Options Vesting at Target Level of Performance	Intended Value of Performance- Based Options at Target Level of Performance	Shares Subject to Performance-Based Option Vesting at Maximum Level of Performance	Intended Value of Performance- Based Options at Maximum Level of Performance
Philippe F. Courtot	48,683	$3,772,000	123,856	$4,428,000	247,712	$8,856,000

For Mr. Courtot, the intended value of his RSU award was converted to a number of RSUs by dividing the intended value by the average closing price of our common stock for the 30-trading-day-period ending seven days before the grant date ($77.48), and the intended value of his performance-based options was converted to a number of options based on assumptions about the options’ grant date fair value (based on our valuation methods used consistent with our financial statement reporting).

Achievement of Performance Goals for PRSUs Granted to Mr. Courtot in 2018

In December 2018, we granted to Mr. Courtot an equity award that included a target number of 33,088 performance-based restricted stock units (“PRSUs”) that vest in three annual increments based on the achievement of goals related to revenue growth and adjusted EBITDA margin for each of the 2019, 2020, and 2021 fiscal years, conditioned on Mr. Courtot’s continued status as CEO through the date that performance is certified. As a result of the Company achieving revenue growth of 15.3% and adjusted EBITDA margin of 43.8% in 2019, Mr. Courtot vested in February 2020 14,864 PRSUs from the 2019 increment (which represents 135% of the 11,030 target number of PRSUs for this increment).

Retirement and Other Benefits

Our named executive officers participate in the same retirement plan as other U.S.-based full-time employees. We maintain a tax-qualified retirement plan that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. All participants’ interests in their deferrals are 100% vested when contributed. We match 50% on the dollar up to the first 6% contributed with no vesting period, for our employees, including our named executive officers. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code (the “Code”). As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan, and all contributions are deductible by us when made.

In addition, our named executive officers are entitled to participate in the same employee benefit plans, and on the same terms and conditions, as our other U.S.-based, full-time employees. These benefits include health, dental and vision insurance; medical and dependent care flexible spending accounts; short- and long-term disability insurance; life insurance; and accidental death and dismemberment insurance. We believe these benefits are generally consistent with those offered by companies with which we compete for employees.

Perquisites and Other Personal Benefits

We generally do not provide perquisites or other personal benefits to our named executive officers. In 2019, we paid immaterial premiums for supplemental disability insurance coverage on behalf of our named executive officers and immaterial tax gross-ups in connection with our withholding less than the amount required to be withheld upon the vesting and settlement of certain RSUs held by our named executive officers in 2019. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual named executive officer in the performance of his or her duties or to make our named executive officers more efficient and effective and for recruitment, motivation, or retention purposes. Our compensation committee will approve and periodically review all future practices with respect to perquisites or other personal benefits.

Change in Control and Severance Benefits

Ms. Fisher’s employment offer letter provides for certain protections in the event of termination of her employment under specified circumstances. In addition, certain equity awards granted to our named executive officers provide for acceleration of vesting upon termination of their employment under specified circumstances or upon a change in control of the Company. We believe that these agreements maximize stockholder value by minimizing any potential distractions caused by the possibility of an involuntary termination or a potential change in control, which allows our named executive officers to maintain their focus and dedication to their responsibilities. We believe that these arrangements also provide further retention value by encouraging our named executive officers to continue providing services to us.

For a summary of the material terms and conditions of these severance and change in control arrangements, see the section entitled “Potential Payments upon Termination or Change in Control” contained in this proxy statement.

Compensation Policies

Hedging and Pledging Policy

We have implemented an insider trading policy that prohibits directors, officers, employees and agents (such as consultants and independent contractors) of the company as well as related parties from trading in derivative securities (including hedging) with respect to our common stock, pledging company securities as collateral, or holding company securities in a margin account.

Stock Ownership Guidelines

In February 2019, we adopted stock ownership guidelines that set minimum stock ownership requirements for our non-employee directors and executive officers (including our named executive officers), to more closely align their interests with the long-term interests of our stockholders. Shares of the company’s common stock (including shares beneficially owned) and vested and exercisable “in-the-money” stock options count towards satisfaction of the stock ownership levels. Each non-employee director and executive officer must satisfy his or her applicable ownership level by the later of (i) February 8, 2024 or (ii) five (5) years after becoming a non-employee director or executive officer, as applicable. In March 2019, we amended these guidelines to also require that all shares subject to performance-based vesting generally be held and not disposed of for at least three years from the date of grant of the underlying award.

Named Executive Officer	Stock Ownership Requirement as a Multiple of Base Salary	In Compliance (Yes/No)
Philippe F. Courtot	5.0	Yes
Melissa B. Fisher	3.0	Yes
Bruce K. Posey	3.0	Yes
Sumedh S. Thakar	3.0	Yes

Clawback Policy

In February 2019, we adopted a clawback policy that prevents an executive officer from benefiting from cash-based incentive compensation or performance-based equity compensation that was paid based on the achievement of performance results that were subsequently restated as a result of the officer’s misconduct. This policy helps foster and maintain a culture that emphasizes integrity and accountability. Our clawback policy permits us to require that any of our current or former officers who is (or was) subject to Section 16 of the Securities Exchange Act of 1934, as amended, repay certain cash-based incentive compensation or performance-based equity compensation to us if our compensation committee determines that such an officer’s actions caused or partially caused us to materially restate all or a portion of our financial statements.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Code generally limits the amount we may deduct for federal income tax purposes for compensation paid to our Chief Executive Officer and certain of our other executive officers in any taxable year to $1 million per person.

An exception to the $1 million limitation for performance-based compensation meeting certain requirements was repealed beginning in 2018 (other than with respect to certain grandfathered arrangements) under the Tax Cuts and Jobs Act (the “Act”). Under the transition relief provisions of the Act, it is possible that certain of the equity awards we granted prior to 2018 may be grandfathered and eligible to be excluded from the Section 162(m) deduction limits. Except for any equity awards that qualify for such transition relief provisions, compensation paid to any of our covered executives generally will not be deductible in 2019 or future years, to the extent that it exceeds $1 million.

While our compensation committee is mindful of the benefit of being able to fully deduct the compensation paid to our executives, our compensation committee believes that we should retain the flexibility to compensate our executive officers in a manner that can best promote our business objectives. Therefore, our compensation committee intends to continue to compensate our executives in a manner consistent with the best interests of our company and our stockholders, even if such compensation is not fully deductible.

“Parachute Payments” and Deferred Compensation

Under Sections 280G and 4999 of the Code, certain service providers, which may include our named executive officers, may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceeds certain prescribed limits, and the company may forfeit a deduction on the amounts subject to this excise tax. Also, Section 409A of the Code imposes significant additional taxes on a service provider in the event the service provider receives “deferred compensation” that does not meet the requirements of Section 409A of the Code.

In 2019, we did not provide any of our named executive officers with a “gross-up” or other reimbursement payment for any excise tax liability that he or she might owe as a result of the application of Sections 280G or 4999 or for any additional tax that he or she might owe as a result of the application of Section 409A. We have not agreed and are not otherwise obligated to provide any named executive officer with such a “gross-up” or other reimbursement.

Accounting Considerations

Accounting standards on stock compensation requires us to measure the compensation expense for all share-based payment awards made to employees (including our named executive officers) and directors based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the tables below, even though our named executive officers and directors may never realize any value from their equity awards. The accounting standards also require us to recognize the compensation cost of share-based payment awards in our income statements over the period that the named executive officer or director is required to provide services to us in exchange for the vesting of the equity award.

Risk Considerations

Our compensation committee assesses risks created by the incentives inherent in our compensation policies. We have designed our executive compensation program so that our executive officers (including our named executive officers) focus on both short-term and long-term financial and operational performance. In addition, in 2019, our compensation committee had engaged Mercer to independently review our executive compensation program. Our compensation committee conducts an annual review of our executive compensation program to ensure that it continues to reward our executive officers (including our named executive officers) for creating short-term and long-term stockholder value without encouraging our executive officers to take excessive risks. Based on the results of these reviews, we do not believe that our executive compensation program creates risks that are reasonably likely to have a material adverse effect on us. The risk mitigation features include:

•	Balance among short and long-term incentives, cash and equity, fixed and variable pay

•	Multiple performance metrics as targets

•	Caps on pay

•	Clawback policy

•	Stock ownership

•	Holding period requirement for performance-based equity

•	Anti-hedging policies

•	Double-trigger change in control requirement

Compensation Committee Report

The following Report of the Compensation Committee shall not be deemed to be “soliciting material” and should not be deemed “filed” and shall not be deemed to be incorporated by reference in future filings with the SEC, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on its review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 21, 2020.

Respectfully submitted by the members of the compensation committee of the board of directors:

Sandra E. Bergeron (Chair)

General Peter Pace

2019 Summary Compensation Table

The following table provides information regarding the compensation of our named executive officers for fiscal years 2019, 2018 and 2017.

Name and Principal Position	Year	Salary ($)	Option Awards ($) (1)		Stock Awards ($) (1)		Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($)		Total ($)
Philippe F. Courtot	2019	381,938	4,934,423	(3)	4,203,777		312,792	6,555	(4)	9,839,485
Chairman and Chief	2018	375,000	—		8,310,345		285,753	127,990	(5)	9,099,085
Executive Officer	2017	375,000	—		22,021,699	(6)	353,137	2,990	(7)	22,752,826
Melissa B. Fisher	2019	331,750	—		4,013,744		135,821	13,028	(8)	4,494,343
Chief Financial Officer	2018	325,000	—		3,099,232		123,826	10,705	(9)	3,558,763
	2017	325,000	—		4,532,329		153,026	9,073	(10)	5,019,428
Bruce K. Posey	2019	282,125	—		2,772,037		115,459	7,468	(11)	3,177,089
Vice President, General	2018	275,000	—		2,210,930		104,776	5,318	(10)	2,596,024
Counsel and Corporate Secretary	2017	275,000	—		1,198,605		129,484	5,262	(10)	1,608,351
Sumedh S. Thakar	2019	335,125	—		6,536,835		137,094	12,361	(12)	7,021,415
President and Chief Product	2018	325,000	—		5,641,991		123,826	10,300	(13)	6,101,117
Officer	2017	325,000	—		7,339,879		153,026	10,050	(14)	7,827,995

(1)

Option awards and restricted stock unit awards are shown at their aggregate grant date fair value as determined in accordance with FASB, ASC Topic 718. The fair value of each option grant is estimated based on the fair market value on the date of grant using the Black-Scholes-Merton option pricing model. The fair value of each restricted stock unit award is measured based on the closing price of our common stock on the date of grant. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of valuation assumptions, see the stock-based compensation note to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 21, 2020.

(2)	The amounts in this column reflect cash incentives earned under our Corporate Bonus Plan for the applicable year.
(3)

Amount reported represents the value at the grant date based upon the probable outcome of performance conditions. If maximum performance is achieved for Mr. Courtot’s performance-based option award, the aggregate grant date fair value of such award is $9,868,846.

(4)

Reflects a tax gross-up of compensation associated with short withholding of federal taxes on releases of restricted stock units during 2019 and a premium paid by Qualys for supplemental disability insurance.

(5)	This figure comprises a $125,000 Hart-Scott-Rodino filing fee paid on behalf of Mr. Courtot and a premium paid by Qualys for supplemental disability insurance.
(6)

Represents three grants made in 2017: $6.8 million for Mr. Courtot’s annual refresh award for 2017, $7.9 million for Mr. Courtot’s annual refresh award for 2018, and $7.3 million for a catch-up award that was granted because the Compensation Committee determined that Mr. Courtot had not been granted an annual equity award in 2015.

(7)	Reflects a premium paid by Qualys for supplemental disability insurance.
(8)

Reflects $8,148 of 401(k) matching contributions by Qualys, a $3,425 tax gross-up of compensation associated with short withholding of federal taxes on releases of restricted stock units during 2019, and a $1,455 premium paid by Qualys for supplemental disability insurance.

(9)	Reflects $9,250 of 401(k) matching contributions by Qualys and a $1,455 premium paid by Qualys for supplemental disability insurance.
(10)	Reflects 401(k) matching contributions by Qualys and a premium paid by Qualys for supplemental disability insurance.
(11)

Reflects 401(k) matching contributions by Qualys, a tax gross-up of compensation associated with short withholding of federal taxes on releases of restricted stock units during 2019, and a premium paid by Qualys for supplemental disability insurance.

(12)

Reflects $8,400 of 401(k) matching contributions by Qualys, a $2,911 tax gross-up of compensation associated with short withholding of federal taxes on releases of restricted stock units during 2019, and a $1,050 premium paid by Qualys for supplemental disability insurance.

(13)	Reflects $9,250 of 401(k) matching contributions by Qualys and a $1,050 premium paid by Qualys for supplemental disability insurance.
(14)	Reflects $9,000 of 401(k) matching contributions by Qualys and a $1,050 premium paid by Qualys for supplemental disability insurance.

Grants of Plan-Based Awards in 2019 Table

The following table shows information regarding cash incentive and equity awards granted to our named executive officers during 2019.

Named Executive Officer	Grant Date	Plan Name (1)	Estimated Future Payouts Under Non- Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
			Threshold ($)(2)	Target and Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Philippe F. Courtot	1/1/19	Bonus Plan	93,750	384,250	—	—	—	—	—	—	—
	11/2/19	2012 Plan	—	—	—	—	—	48,683	—	—	4,203,777
	11/2/19	2012 Plan	—	—	30,964	123,856(4)	247,712	—	—	86.35	4,934,423
Melissa B. Fisher	1/1/19	Bonus Plan	40,625	167,000	—	—	—	—	—	—	—
	10/24/19	2012 Plan	—	—	—	—	—	50,481	—	—	4,013,744
Bruce K. Posey	1/1/19	Bonus Plan	34,375	142,250	—	—	—	—	—	—	—
	10/24/19	2012 Plan	—	—	—	—	—	34,864	—	—	2,772,037
Sumedh S. Thakar	1/1/19	Bonus Plan	40,625	169,250	—	—	—	—	—	—	—
	10/24/19	2012 Plan	—	—	—	—	—	82,214	—	—	6,536,835

(1)	Awards granted under the “Bonus Plan” represent awards granted under our 2019 Corporate Bonus Plan. Awards granted under the “2012 Plan” represent awards granted under our 2012 Equity Incentive Plan.
(2)

Amounts reported in this column represent the payout under the 2019 Corporate Bonus Plan based on the minimum amounts payable for certain levels of performance for all three performance measures. Payout could be zero if performance is below minimum levels for all three measures.

(3)	Amounts reported in this column represent the grant date fair value of stock options and RSU awards, calculated in accordance with FASB ASC Topic 718. For option awards, that number is calculated by multiplying the fair value of each option grant using the Black-Scholes-Merton option pricing model by the number of options granted.
(4)

This performance-based option was granted at target on the grant date. The option will vest based on the compound annual growth rate of revenues for a three-year period from January 2020 through December 2022 and the compound annual growth rate of free cash flow per share for the same three-year period, subject to Mr. Courtot’s continued service through the date that performance is certified.

Outstanding Equity Awards at 2019 Year-End Table

The following tables present, for each of our named executive officers, information regarding outstanding stock options and other equity awards held as of December 31, 2019.

	Option Awards (1)
Named Executive Officer	Grant Date	Vesting Commencement Date	Option Awards— Number of Securities Underlying Unexercised Options (#) Exercisable		Option Awards— Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Awards— Option Exercise Price ($)	Option Awards— Option Expiration Date
Philippe F. Courtot	11/2/2019 4/28/2016	— 4/28/2016	— 458,333	(3)	123,856 41,667	(2)	86.35 25.56	11/1/2029 4/28/2026
Melissa B. Fisher	4/28/2016	4/28/2016	42,251	(4)	5,660		25.56	4/28/2026
Bruce K. Posey	4/28/2016 6/6/2012	4/28/2016 5/21/2012	33,275 85,244	(3) (5)	3,025 —		25.56 8.90	4/28/2026 6/5/2022
Sumedh S. Thakar	4/28/2016 7/30/2015 10/30/2014 8/1/2014 5/2/2014 10/31/2013 2/7/2013	4/28/2016 7/30/2015 10/30/2014 6/1/2014 5/2/2014 10/31/2013 2/7/2013	124,666 50,000 75,000 50,000 26,500 75,000 9,411	(3) (5) (5) (5) (5) (5) (5)	11,334 — — — — — —		25.56 37.28 30.58 23.51 19.26 20.80 12.68	4/28/2026 7/29/2025 10/29/2024 7/31/2024 5/1/2024 10/30/2023 2/6/2023

(1)	All stock options referenced in this table were granted under the 2012 Plan.
(2)

Shares subject to this stock option will vest based on the achievement of goals that are not market price goals but based on operating performance for the three-year period from January 2020 through December 2022. The number listed in the table represents the number of shares that vest upon achievement of the target level of the performance goal. 30,964 shares vest upon achievement of the threshold level of the performance goal, and 247,712 shares vest upon achievement of the maximum level of the performance goal.

(3)	1/48th of the total number of shares subject to this stock option vest monthly starting on the one-month anniversary of the vesting commencement date.
(4)

1/4th of the total number of shares subject to this stock option vest on the one-year anniversary of the vesting commencement date, and 1/48th of the total number of shares subject to this stock option vest monthly thereafter.

(5)	Each of these options was fully vested as of December 31, 2019.

Stock Awards (1)
Named Executive Officer	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)
Philippe F. Courtot	11/2/2019 12/21/2018 12/21/2018 12/21/2018 10/27/2017 4/28/2017	48,683(3) 33,089(4) 33,088(5) 45,704(6) 74,616(7) 66,858(8)	4,058,702 2,758,630 2,758,547 3,810,342 6,220,736 5,573,951
Melissa B. Fisher	10/24/2019 10/25/2018 10/27/2017 4/28/2017 4/28/2016	50,481(9) 30,501(10) 17,949(7) 25,822(8) 3,964(11)	4,208,601 2,542,868 1,496,408 2,152,780 330,479
Bruce K. Posey	10/24/2019 10/25/2018 7/26/2018 10/27/2017 4/28/2017 4/28/2016	34,864(9) 17,601(10) 1,666(12) 7,077(7) 4,436(8) 1,982(13)	2,906,612 1,467,395 138,894 590,009 369,829 165,239
Sumedh S. Thakar	10/24/2019 10/25/2018 7/26/2018 10/27/2017 4/28/2017 4/28/2016	82,214(9) 50,328(10) 2,082(12) 37,148(7) 28,297(8) 7,432(13)	6,854,181 4,195,845 173,576 3,097,029 2,359,121 619,606

(1)	All restricted stock units (RSUs) referenced in this table were granted under the 2012 Plan.
(2)

Market value of shares or units of stock that have not vested is computed by multiplying (i) $83.37, the closing price on the Nasdaq Stock Market of our common stock on December 31, 2019, the last business day of 2019, by (ii) the number of shares or units of stock.

(3)	The RSUs vest quarterly in equal installments over four years, with the first vesting date on March 1, 2020.
(4)	The RSUs will vest based on the achievement of goals that are not market price goals but based on operating performance goals for the three-year period from January 2019 through December 2021.
(5)	The RSUs will vest in three increments based on the achievement of goals that are not market price goals but based on operating performance goals for each of fiscal 2019, 2020 and 2021.
(6)	The RSUs vest quarterly in equal installments over four years, with the first vesting date on April 1, 2019.
(7)	The RSUs vest quarterly in equal installments over four years, with the first vesting date on February 1, 2018.
(8)	The RSUs vest quarterly in equal installments over four years, with the first vesting date on August 1, 2017.
(9)	The RSUs vest quarterly in equal installments over four years, with the first vesting date on February 1, 2020.
(10)	The RSUs vest quarterly in equal installments over four years, with the first vesting date on February 1, 2019.
(11)	Twenty-five percent (25%) of the RSUs vested on May 1, 2017, and the remaining RSUs vest quarterly in equal installments through May 1, 2020.
(12)	The RSUs vest quarterly in equal installments over two years, with the first vesting date on August 1, 2018.
(13)	The RSUs vest quarterly in equal installments over four years, with the first vesting date on August 1, 2016.

Option Exercises and Stock Vested in 2019 Table

The following table sets forth the number of shares of common stock acquired during 2019 by our named executive officers upon the exercise of stock options and the vesting of restricted stock unit awards and the value realized upon such exercise or vesting.

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Philippe F. Courtot	34,082	1,950,513	20,470	1,767,585
	74,553	4,240,574	3,515	267,597
	60,566	3,502,532	20,470	1,726,440
	57,461	3,287,344	3,516	304,169
	74,532	4,284,845	20,470	1,852,740
	96,806	5,607,003	3,515	290,444
			20,470	1,813,437

Melissa B. Fisher	1,000	58,240	11,070	955,895
	1,000	61,120	11,070	933,644
	1,500	92,580	11,072	1,002,127
	1,500	89,070	11,069	980,603
	1,500	96,285
	1,500	83,760
	1,500	84,375
	1,500	101,610
	1,500	73,155

Bruce K. Posey	3,000	150,000	4,637	400,405
	2,000	102,900	4,637	391,085
	2,000	100,000	4,637	419,695
	2,000	88,240	4,635	410,615
	2,000	91,160
	2,000	114,340
	2,000	78,800

Sumedh S. Thakar	1,200	79,608	17,962	1,551,019
	1,200	77,796	17,964	1,515,084
	1,200	69,516	17,964	1,625,922
	1,200	72,108	17,963	1,591,342
	1,200	76,476
	1,600	120,128
	1,600	121,680
	1,600	117,936
	1,600	109,872
	1,600	117,248
	1,600	131,296
	1,600	105,808

(1)

The value realized upon exercise was determined by multiplying (i) the number of shares of our common stock acquired on exercise by (ii) the difference between the closing price per share on the Nasdaq Stock Market of our common stock on the day of exercise and the exercise price per share.

(2)

The value realized upon vesting was determined by multiplying (i) the number of shares of our common stock acquired on vesting by (ii) the closing price per share on the Nasdaq Stock Market of our common stock on the day of vesting.

Pension Benefits & Nonqualified Deferred Compensation

We do not provide a pension plan for our employees, and no named executive officers participated in a nonqualified deferred compensation plan during 2019.

CEO Pay Ratio

Under SEC rules, we are required to provide the following information regarding the relationship between the annual total compensation of Mr. Courtot, our Chairman, President and Chief Executive Officer, and the median annual total compensation of our employees (other than Mr. Courtot) for fiscal 2019:

1.	The median of the annual total compensation of all employees (other than Mr. Courtot) of the Company (including our consolidated subsidiaries) was $43,244.

2.	Mr. Courtot’s annual total compensation, as reported in the 2019 Summary Compensation Table included in this proxy statement, was $9,839,485.

3.	Based on the above, for 2019, the ratio of Mr. Courtot’s annual total compensation to the median of the annual total compensation of all employees other than Mr. Courtot was approximately 228 to 1.

This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of SEC Regulation S-K. We determined the median of the annual total compensation of our employees (other than Mr. Courtot) as of December 31, 2019, at which time we (including our consolidated subsidiaries) had 1,288 full-time (other than Mr. Courtot), part-time, and temporary employees, 388 of whom are U.S. employees, and 900 (or approximately 70% of our total employee population) of whom are located outside of the United States (4 in Australia, 3 in Brazil, 7 in Canada, 1 in Colombia, 1 in the Czech Republic, 32 in France, 11 in Germany, 2 in Hong Kong, 780 in India, 6 in Italy, 2 in Japan, 2 in Mexico, 6 in the Netherlands, 1 in the Philippines, 2 in Poland, 3 in Russia, 3 in Singapore, 2 in South Africa, 3 in Spain, 1 in Switzerland, 5 in the United Arab Emirates, and 23 in the United Kingdom).

In accordance with the permitted methodology for determining the “median employee”, we re-identified the “median employee” for the 2019 fiscal year due to the change in employee population. We excluded all non-U.S. employees (other than those located in France, Germany, India, and the United Kingdom) from our calculations under the de minimis exclusion to the extent the aggregate did not exceed 5% of our total employee population. We then compared the base salaries paid, bonuses earned, and equity awards granted to our 1,234 employees in the U.S., France, Germany, India, and the United Kingdom (which consisted of 388 U.S. employees and 846 non-U.S. employees) in 2019 to determine the median employee. Once we identified our median employee, we calculated such employee’s annual total compensation as though such median employee was reported in the 2019 Summary Compensation Table in accordance with the requirements of Item 402(c)(2)(x) of SEC Regulation S-K, yielding the median annual total compensation disclosed above. With respect to the annual total compensation of Mr. Courtot, we used the amount reported in the “Total” column in the 2019 Summary Compensation Table included in this proxy statement.

Potential Payments upon Termination or Change in Control

Philippe F. Courtot

Mr. Courtot was granted stock options on April 28, 2016, covering 500,000 shares of our common stock, with a vesting commencement date of April 28, 2016, and an exercise price per share of $25.56, which was his annual refresh award for 2016. These options, which were granted pursuant to our 2012 Plan and an individual stock option agreement thereunder, are scheduled to vest as to 1/48th of the total shares on each monthly anniversary of the vesting commencement date, subject to Mr. Courtot’s continued service through each such date. Following a “change of control” of the Company (as defined in the stock option grant notice), Mr. Courtot receives 100% vesting acceleration of the options, subject to his continued service through such transaction.

Mr. Courtot was granted (i) on April 28, 2017, an award of 178,287 RSUs with a vesting commencement date of May 1, 2017, which was his annual refresh award for 2017 and (ii) on October 27, 2017, an award of 149,232 RSUs with a vesting commencement date of November 1, 2017, which was his annual refresh award for 2018. These awards, which were each granted pursuant to our 2012 Plan and an individual RSU agreement thereunder, are scheduled to vest in equal quarterly installments over four years following the applicable vesting commencement date. Following a “change of control” of the Company (as defined in the respective RSU agreement), Mr. Courtot receives 100% vesting acceleration of these awards, subject to his continued service through such transaction.

Mr. Courtot was granted on December 21, 2018, an award consisting of (i) 56,250 RSUs with a vesting commencement date of January 1, 2019, (ii) PRSUs (covering a target number of 33,089 PRSUs) that will vest based on achievement of goals related to revenue growth for a three-year period from January 2019 through December 2021 and adjusted EBITDA margin for the 2021 fiscal year, subject to Mr. Courtot’s continued service, and (iii) PRSUs (covering a target number of 33,088 PRSUs) that will vest in three increments based on the achievement of goals related to revenue growth and adjusted EBITDA margin for each of the 2019, 2020 and 2021 fiscal years, subject to Mr. Courtot’s continued service. The 56,250 RSUs are scheduled to vest in 16 quarterly increments following the vesting commencement date, subject to Mr. Courtot’s continued service through each such date. This award of RSUs and PRSUs represented his annual refresh award for 2019. This award was granted pursuant to our 2012 Plan and an individual RSU agreement thereunder. If Mr. Courtot’s employment (i) is terminated by reason of death or disability or (ii) is terminated by the Company other than for “cause” (as defined in the RSU agreement) or he resigns for “good reason” (as defined in the RSU agreement) within 12 months following a “change in control” of the Company (as defined in the 2012 Plan), then, in each case, 100% of the then-unvested RSUs and PRSUs subject to the award will accelerate (in the case of PRSUs, at target levels).

Mr. Courtot was granted on November 2, 2019, (i) an award of 48,683 RSUs with a vesting commencement date of December 1, 2019, and (ii) performance-based options covering a total of 123,856 shares at the target level of performance (or 247,712 shares at the maximum level of performance). These awards together represent his annual refresh award for 2020. Each of these awards were granted pursuant to our 2012 Plan and an individual RSU or stock option agreement thereunder. The 48,683 RSUs are scheduled to vest in 16 quarterly increments following the vesting commencement date, subject in each case to Mr. Courtot’s continued service through each such date. The performance-based options will vest based on the compound annual growth rate of revenues for a three-year period from January 2020 through December 2022 and the compound annual growth rate of free cash flow per share for the same three-year period, subject to Mr. Courtot’s continued service through the date that performance is certified.

If a “change in control” of the Company (as defined in the 2012 Plan) occurs during the performance period, then 100% of the target number of shares subject to the performance-based options will be scheduled to vest on January 1, 2023, subject to Mr. Courtot’s continued service through such date. If Mr. Courtot’s employment (i) is terminated by reason of death or disability or (ii) is terminated by the Company other than for “cause” (as defined in the RSU agreement) or he resigns for “good reason” (as defined in the RSU agreement) within 12 months following a “change in control” of the Company (as defined in the 2012 Plan), then, in each case, 100% of the then-unvested RSUs and 100% of the target number of shares subject to the performance-based options will accelerate.

Melissa B. Fisher

Ms. Fisher was granted (i) on April 28, 2016, stock options covering 67,911 shares of our common stock, with a vesting commencement date of April 28, 2016 and an exercise price per share of $25.56, (ii) on April 28, 2016, an award of 31,707 RSUs with a vesting commencement date of May 1, 2016, which, inclusive of the stock option grant, was her new hire award for 2016 (iii) on April 28, 2017, an award of 68,858 RSUs with a vesting commencement date of May 1, 2017, which was her annual refresh award for 2017 (iv) on October 27, 2017, an award of 35,897 RSUs with a vesting commencement date of November 1, 2017, which was her annual refresh award for 2018 (v) on October 25, 2018, an award of 40,667 RSUs with a vesting commencement date of November 1, 2018, which was her annual refresh award for 2019 and (vi) on October 24, 2019, an award of 50,481 RSUs with a vesting commencement date of November 1, 2019 which was her annual refresh award for 2020. These awards, which were each granted pursuant to our 2012 Plan and an individual stock option or RSU agreement thereunder, are scheduled to vest as to 25% of the shares subject to the option grant on the one-year anniversary of the vesting commencement date and as to 1/48th of the shares subject to the option grant in each month during the three years after the one-year anniversary of the vesting commencement date with respect to grant (i), as to 25% of the RSUs on the one-year anniversary of the vesting commencement date and as to 1/16th of the RSUs in each quarter during the three years after the one-year anniversary of the vesting commencement date with respect to grant (ii), and in equal quarterly installments over four years following the applicable vesting commencement date with respect to grants (iii), (iv), (v) and (vi), subject to Ms. Fisher’s continued service through each such date.

If, within 12 months following a “change in control” of the Company (as defined in the 2012 Plan), Ms. Fisher’s employment is terminated by Qualys other than for “cause” (as defined in her option agreement for grant (i) and her RSU agreements for grants (ii), (iii), (iv), (v) and (vi)), death, or disability or she resigns for “good reason” (as defined in her option agreement and the respective RSU agreements), then, in each case, 100% of the then-unvested shares subject to her option grant and her awards of RSU shall accelerate, pursuant to her offer letter agreement dated April 15, 2016 and the respective RSU agreements). If Ms. Fisher’s employment is terminated by reason of death or disability, 100% of the then-unvested portion of grants (v) and (vi) will accelerate.

In addition, pursuant to Ms. Fisher’s offer letter agreement, if her employment is terminated by Qualys without cause, she will be entitled to severance equal to 6 months of her base salary and COBRA continuation coverage, subject to her entering into a severance agreement with and a general release of claims in favor of Qualys.

Bruce K. Posey

Mr. Posey was granted stock options on April 28, 2016, covering 36,300 shares, with a vesting commencement date of April 28, 2016, and an exercise price per share of $25.56. These options, which were each granted pursuant to our 2012 Plan and an individual stock option agreement thereunder, are scheduled to vest as to 1/48th of the total shares on each monthly anniversary of the vesting commencement date, subject to Mr. Posey’s continued service through each such date. Upon a “change in control” of the Company (as defined in the 2012 Plan), Mr. Posey will receive 75% vesting acceleration of the then-unvested shares subject to the options, subject to his continued service through such transaction.

Mr. Posey was granted (i) on April 28, 2016, an award of 15,854 RSUs with a vesting commencement date of May 1, 2016, which, inclusive of the stock option grant, was his annual refresh award for 2016 (ii) on April 28, 2017, an award of 11,827 RSUs with a vesting commencement date of May 1, 2017, which was his annual refresh award for 2017 (iii) on October 27, 2017, an award of 14,153 RSUs, with a vesting commencement date of November 1, 2017, which was his annual refresh award for 2018 (iv) on July 26, 2018, an award of 4,442 RSUs, with a vesting commencement date of

August 1, 2018, (v) on October 25, 2018, an award of 23,468 RSUs, with a vesting commencement date of November 1, 2018, which was his annual refresh award for 2019 and (vi) on October 24, 2019, an award of 34,864 RSUs with a vesting commencement date of November 1, 2019, which was his annual refresh award for 2020. These awards, which were each granted pursuant to our 2012 Plan and an individual RSU agreement thereunder, are scheduled to vest in equal quarterly installments over four years following the applicable vesting commencement date with respect to grants (i), (ii), (iii), (v) and (vi), and in equal quarterly installments over two years following the applicable vesting commencement date with respect to grant (iv), subject in each case to Mr. Posey’s continued service through each such date. Upon a “change in control” of the Company (as defined in the 2012 Plan), Mr. Posey will receive 75% vesting acceleration of the then-unvested portion of the awards granted on April 28, 2016 and April 28, 2017, subject to his continued service through such transaction. If, within 12 months following a “change in control” of the Company (as defined in the 2012 Plan), Mr. Posey’s employment is terminated without “cause” (as defined in his applicable agreement) or Mr. Posey resigns for “good reason” (as defined in his applicable agreement), then, in each case, subject to the execution of a release of claims, he receives vesting acceleration of 50% of the then-unvested portion of the awards granted on October 27, 2017, July 26, 2018, October 25, 2018, and October 24, 2019. If Mr. Posey’s employment is terminated by reason of death or disability, 100% of the then-unvested portion of the awards October 25, 2018, and October 24, 2019, will accelerate.

Sumedh S. Thakar

Mr. Thakar was granted stock options on April 28, 2016, covering 136,000 shares of our common stock, with a vesting commencement date of April 28, 2016, and an exercise price per share of $25.56. This option, which was granted pursuant to our 2012 Plan and an individual stock option agreement thereunder, is scheduled to vest as to 1/48th of the total shares on each monthly anniversary of the vesting commencement date, subject to Mr. Thakar’s continued service through each such date. If, within 12 months following a “change in control” of the Company (as defined in the 2012 Plan), Mr. Thakar’s employment is terminated without “cause” (as defined in his stock option grant notice) or Mr. Thakar resigns for “good reason” (as defined in stock option grant notice), then, in each case, subject to the execution of a release of claims, he receives vesting acceleration of 50% of the then-unvested shares subject to the option grant.

Mr. Thakar was granted (i) on April 28, 2016, an award of 59,450 RSUs with a vesting commencement date of May 1, 2016, which, inclusive of the stock option grant, was his annual refresh award for 2016 (ii) on April 28, 2017, an award of 75,458 RSUs with a vesting commencement date of May 1, 2017, which was his annual refresh award for 2017 (iii) on October 27, 2017, an award of 74,295 RSUs with a vesting commencement date of November 1, 2017, which was his annual refresh award for 2018 (iv) on July 26, 2018, an award of 5,552 RSUs, with a vesting commencement date of August 1, 2018, (v) on October 25, 2018, an award of 67,104 RSUs, with a vesting commencement date of November 1, 2018, which was his annual refresh award for 2019 and (vi) on October 24, 2019, an award of 82,214 RSUs with a vesting commencement date of November 1, 2019, which was his annual refresh award for 2020. These awards, which were each granted pursuant to our 2012 Plan and an individual RSU agreement thereunder, are scheduled to vest in equal quarterly installments over four years following the applicable vesting commencement date with respect to grants (i), (ii), (iii), (v) and (vi), and in equal quarterly installments over two years following the vesting commencement date with respect to grant (iv), subject in each case to Mr. Thakar’s continued service through each such date. If, within 12 months following a “change in control” of the Company (as defined in the 2012 Plan), Mr. Thakar’s employment is terminated without “cause” (as defined in the respective RSU agreement) or Mr. Thakar resigns for “good reason” (as defined in the respective RSU agreement), then, in each case, subject to the execution of a release of claims, he receives vesting acceleration of 50% of the then-unvested portion of each award. If Mr. Thakar’s employment is terminated by reason of death or disability, 100% of the then-unvested portion of grants (v) and (vi) will accelerate.

Estimated Payments upon Termination or Change in Control

The following table provides an estimate of the payments and benefits that would be provided in the circumstances described above for each of the named executive officers, assuming the triggering event took place on December 31, 2019 (the last business day of 2019) and based on the $83.37 closing price per share of our common stock on the Nasdaq Stock Market on that date. A number of factors may affect the nature and amount of any potential payments or benefits, and as a result, the payments and benefits actually paid (if any) may be different. For example, a triggering event may occur on a date other than December 31, 2019, the price per share of our common stock on the date of the triggering event may be higher or lower than $83.37 or the assumptions relied upon in the estimate of potential payments and benefits below may not reflect the actual circumstances of the triggering event. Accordingly, there is no guarantee that a triggering event would produce the same or similar results as those estimated below.

			Upon a Qualifying Termination of Employment
Named Executive Officer	Type of Benefit	Upon Change of Control ($) (1)	Not in Connection With a Change of Control ($)	In Connection With a Change of Control ($) (1)(2)	Upon Disability or Death ($) (1)
Philippe F. Courtot	Vesting Acceleration	14,203,457	—	13,386,221	13,386,221

	Total Termination Benefits:	14,203,457	—	13,386,221	13,386,221

Melissa B. Fisher	Vesting Acceleration	—	—	11,058,341	6,751,469
	Base Salary Severance	—	180,500	180,500	—
	COBRA Coverage	—	4,681	4,681	—

	Total Termination Benefits:	—	185,181	11,243,522	6,751,469

Bruce K. Posey	Vesting Acceleration	532,458	—	2,551,455	4,374,007

	Total Termination Benefits:	532,458	—	2,551,455	4,374,007

Sumedh S. Thakar	Vesting Acceleration	—	—	8,977,288	11,050,027

	Total Termination Benefits:	—	—	8,977,288	11,050,027

(1)

The amounts listed represent the vesting acceleration benefits described above in the section entitled “Potential Payments upon Termination or Change in Control” as of December 31, 2019. For RSUs and PRSUs, the value of such vesting acceleration is computed by multiplying (i) the number of shares of our common stock subject to the RSUs or PRSUs that are being accelerated (at target for PRSUs) by (ii) the closing sales price per share of our common stock on December 31, 2019 ($83.37). For options, the value of such vesting acceleration is computed by multiplying (i) the number of shares of our common stock subject to the options that are being accelerated by (ii) the difference between the closing sales price per share of our common stock on December 31, 2019 ($83.37) and the option’s exercise price per share.

(2)

If a named executive officer has a qualifying termination in connection with a change of control, he or she would also receive the vesting acceleration benefits in the column titled “Upon Change of Control”. As a result, Total Termination Benefits for each named executive officer would be $27,589,677 for Mr. Courtot; $11,243,522 for Ms. Fisher; $3,083,913 for Mr. Posey; and $8,977,288 for Mr. Thakar.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock at April 13, 2020 for:

•	each of our named executive officers;

•	each of our directors;

•	all of our current directors and executive officers as a group; and

•	each person or group, who beneficially owned more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of common stock that they beneficially owned, subject to applicable community property laws.

Applicable percentage ownership is based on 39,009,000 shares of common stock outstanding at April 13, 2020. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares of common stock subject to options held by the person that are currently exercisable or exercisable within 60 days of April 13, 2020. However, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Qualys, Inc., 919 East Hillsdale Boulevard, 4th Floor, Foster City, California 94404.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned
Named Executive Officers:
Philippe F. Courtot (1)	5,613,802	14.2%
Melissa B. Fisher (2)	124,235	*
Bruce K. Posey (3)	148,646	*
Sumedh S. Thakar (4)	447,170	1.1%
Non-Employee Directors:
Sandra E. Bergeron (5)	74,514	*
Jeffrey P. Hank (6)	45,714	*
Gen. Peter Pace (7)	46,014	*
Wendy M. Pfeiffer	—	*
Kristi M. Rogers (8)	39,859	*
All current directors and executive officers as a group (9 persons) (9)	6,539,954	16.2%
5% Stockholders:
BlackRock, Inc. (10)	5,151,667	13.2%
The Vanguard Group (11)	3,530,272	9.0%
Neuberger Berman Group LLC (12)	2,519,647	6.5%

*	Represents beneficial ownership of less than 1%.
(1)

Consists of (i) 4,990,289 shares of common stock held by Mr. Courtot, (ii) 23,513 shares of common stock subject to restricted stock units that vest within 60 days of April 13, 2020, (iii) 500,000 shares of common stock subject to options exercisable within 60 days of April 13, 2020, and (iv) 100,000 shares of common stock held by Freya Anne Eduarte as custodian under the Uniform Gifts to Minors Act for Mr. Courtot’s minor child.

(2)

Consists of (i) 65,098 shares of common stock held by Ms. Fisher, (ii) 14,226 shares of common stock subject to restricted stock units that vest within 60 days of April 13, 2020, and (iii) 44,911 shares of common stock subject to options exercisable within 60 days of April 13, 2020.

(3)

Consists of (i) 20,287 shares of common stock held by Mr. Posey, (ii) 6,815 shares of common stock subject to restricted stock units that vest within 60 days of April 13, 2020, and (iii) 121,544 shares of common stock subject to options exercisable within 60 days of April 13, 2020.

(4)

Consists of (i) 16,957 shares of common stock held by Mr. Thakar, (ii) 23,102 shares of common stock subject to restricted stock units that vest within 60 days of April 13, 2020, and (iii) 407,111 shares of common stock subject to options exercisable within 60 days of April 13, 2020.

(5)

Consists of (i) 36,243 shares of common stock held by Ms. Bergeron, (ii) 2,271 shares of common stock subject to restricted stock units that vest within 60 days of April 13, 2020, and (iii) 36,000 shares of common stock subject to options exercisable within 60 days of April 13, 2020.

(6)

Consists of (i) 7,443 shares of common stock held by Mr. Hank, (ii) 2,271 shares of common stock subject to restricted stock units that vest within 60 days of April 13, 2020, and (iii) 36,000 shares of common stock subject to options exercisable within 60 days of April 13, 2020.

(7)

Consists of (i) 7,743 shares of common stock held by Gen. Pace, (ii) 2,271 shares of common stock subject to restricted stock units that vest within 60 days of April 13, 2020, and (iii) 36,000 shares of common stock subject to options exercisable within 60 days of April 13, 2020.

(8)

Consists of (i) 2,588 shares of common stock held by Ms. Rogers, (ii) 2,271 shares of common stock subject to restricted stock units that vest within 60 days of April 13, 2020, and (iii) 35,000 shares of common stock subject to options exercisable within 60 days of April 13, 2020.

(9)

Includes (i) 76,740 shares of common stock subject to restricted stock units that vest within 60 days of April 13, 2020, and (ii) 1,216,566 shares of common stock subject to options exercisable within 60 days of April 13, 2020.

(10)

According to a Schedule 13G/A filed on February 4, 2020, BlackRock, Inc. beneficially owns 5,151,667 shares of our common stock. The principal address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(11)

According to a Schedule 13G/A filed on February 12, 2020, The Vanguard Group beneficially owns 3,530,272 shares of our common stock. The principal address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(12)

According to a Schedule 13G/A filed on February 13, 2020, Neuberger Berman Group LLC beneficially owns 2,519,647 shares of our common stock. The principal address of Neuberger Berman Group LLC is 1290 Avenue of the Americas, New York, NY 10104.

RELATED PERSON TRANSACTIONS

We describe below transactions and series of similar transactions, since the beginning of last year, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers, or beneficial holders of more than 5% of any class of our capital stock had or will have a direct or indirect material interest.

Other than as described below, there have not been, nor are there any currently proposed, transactions or series of similar transactions to which we have been or will be a party.

Certain Family Relationships

In 2019, Nicolas Courtot, son of Philippe F. Courtot, our Chairman, President and Chief Executive Officer, was employed by us as a Creative Director; he was promoted to VP, Brand & Creative on December 1, 2019. During 2019, Nicolas Courtot earned total compensation of $293,245, consisting of base salary, bonus and equity compensation. In addition, Nicolas Courtot participated in our employee benefit plans and arrangements which are generally made available to other employees at his level, including employee equity incentive and benefit plans, including health, vacation, Section 401(k) retirement savings plans and insurance plans. The compensation of Nicolas Courtot was established in accordance with our employment and compensation practices applicable to employees with equivalent qualifications, experience and responsibilities. In addition, a member of Philippe F. Courtot’s household was employed by us in 2019 as a Web and Media Designer and received less than $120,000 in total compensation during 2019.

The agreements and transactions described under this section were reviewed and approved or ratified by the audit committee of our board of directors in accordance with our related party transaction policy described below.

Policies and Procedures for Related Party Transactions

The audit committee of our board of directors has the primary responsibility for reviewing and approving or ratifying transactions with related parties.

We have a formal written policy providing that our executive officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of our common stock, any member of the immediate family of any of the foregoing persons, and any firm, corporation, or other entity in which any of the foregoing persons is employed, is a general partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest, are/is not permitted to enter into a related party transaction with us without the consent of our audit committee. In approving or rejecting any such proposal, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to our audit committee, including, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, and the extent of the related party’s interest in the transaction.

OTHER MATTERS

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during 2019, all Section 16(a) filing requirements were satisfied on a timely basis, except on August 27, 2019, Ms. Pfeiffer filed a late Form 3 relating to her appointment as a director and a late Form 4 to report restricted stock units that were awarded on August 16, 2019.

2019 Annual Report and SEC Filings

Our financial statements for the year ended December 31, 2019 are included in our annual report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. Our annual report and this proxy statement are posted on our website at www.qualys.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Investor Relations, Qualys, Inc., 919 East Hillsdale Boulevard, 4th Floor, Foster City, California 94404.

*        *        *

The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote shares they represent in accordance with their own judgment on such matters.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

Foster City, California

April 21, 2020

APPENDIX A

Reconciliation of Non-GAAP Financial Measures

Qualys reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). However, management believes that certain non-GAAP financial measures provide users with additional meaningful financial information.

The non-GAAP measures presented in this proxy statement include non-GAAP earnings per share (“EPS”), Adjusted EBITDA, and free cash flow per share. Our calculation of these non-GAAP measures may not be comparable with similarly titled measures of other companies due to potential differences between companies in the method of calculation. As a result, the use of these non-GAAP measures has limitations and should not be considered superior to, in isolation from, or as a substitute for related GAAP measures. See our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and our subsequent filings with the SEC for additional information about the non-GAAP measures presented herein, including a description of the use of such measures.

EARNINGS PER SHARE

(Unaudited)

(in thousands, except per share data)

	Twelve Months Ended December 31,
	2019	2018
GAAP Net income	$69,336	$57,304
Plus: Stock-based compensation	34,892	30,090
Plus: Acquisition-related expenses (1)	2,439	3,025
Plus: Amortization of intangible assets	6,080	3,725
Less: Tax adjustment	(16,367)	(20,723)

Non-GAAP Net income	$96,380	$73,421

Non-GAAP Net income per share:
Basic	$2.47	$1.89

Diluted	$2.33	$1.75

Basic	39,075	38,876

Diluted	41,345	41,897

(1)	Relates to compensation expense from the acquisition of Adya, Layered Insight, 1Mobility and NetWatcher.

A-1

ADJUSTED EBITDA

(Unaudited)

(in thousands)

	Twelve Months Ended December 31,
	2019	2018
Net income	$69,336	$57,304
Depreciation and amortization of property and equipment	25,121	25,179
Amortization of intangible assets	6,080	3,725
Provision for (Benefit from) income taxes	10,647	(1,836)
Stock-based compensation	34,892	30,090
Other income (expense), net	(7,730)	(5,107)
Acquisition-related expenses (1) (2)	2,439	3,025

Adjusted EBITDA	$140,785	$112,380

(1)

For twelve months ended December 31, 2019, includes $0.7 million, $3.0 million and $0.1 million of compensation related to acquisitions in 2019, 2018 and 2017, respectively, offset by $1.4 million of reversals of previous obligations.

(2)	For twelve months ended December 31, 2018, includes $1.0 million and $2.0 million of compensation related to acquisitions in 2018 and 2017, respectively.

FREE CASH FLOW PER SHARE

(Unaudited)

(in thousands)

	Twelve Months Ended December 31,
	2019	2018
GAAP Cash flows provided by operating activities (1)	$160,607	$125,464

Less:
Purchases of property and equipment	(27,573)	(22,775)
Principal payments under capital lease obligations	(1,709)	(1,617)

Non-GAAP Free cash flows	$131,325	$101,072

Free cash flow per share	$3.18	$2.41

Weighted average shares used in computing free cash flow per share:
Diluted	41,345	41,897

(1)	Includes $4.5 million and $2.0 million of acquisition related expenses paid during the twelve months ended December 31, 2019 and 2018, respectively.

A-2

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During the Meeting - Go to www.virtualshareholdermeeting.com/QLYS2020 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. x TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the The Board of Directors recommends you vote FOR the following: nominee(s) on the line below.    0 0 0 1. Election of Directors    Nominees 01 General Peter Pace 02 Wendy M. Pfeiffer The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. To ratify the appointment of Grant Thornton LLP as Qualys, Inc.’s independent registered public accounting    0 0 0    firm for its fiscal year ending December 31, 2020. 3. To approve, on an advisory and non-binding basis, the compensation of Qualys, Inc.’s named executive officers    0 0 0    as described in the proxy statement. NOTE: Such other business as may properly come before the meeting or any adjournments or postponements thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000460656_1    R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com QUALYS, INC. Virtual Annual Meeting of Stockholders June 10, 2020 11:00 AM Pacific Time This proxy is solicited by the Board of Directors The undersigned stockholder hereby appoints Philippe F. Courtot and Bruce K. Posey, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of QUALYS, INC. that the stockholder is entitled to vote at the Virtual Annual Meeting of Stockholders to be held online at 11:00 AM PDT on June 10, 2020, via live webcast at www.virtualshareholdermeeting.com/QLYS2020, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.    R1.0.1.18 _ 2 0000460656 Continued and to be signed on reverse side